UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

CHIQUITA BRANDS INTERNATIONAL
(Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CHIQUITA BRANDS INTERNATIONAL, INC.
NASCAR Plaza
550 South Caldwell Street
Charlotte, North Carolina 28202

ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 23, 2013
 Dear Shareholder:
It is our pleasure to invite you to attend the 2013 Annual Meeting of Shareholders of Chiquita Brands International, Inc. The meeting will be held at the Company's global headquarters located at 550 South Caldwell Street, Charlotte, North Carolina at 10:00 a.m. on May 23, 2013. At the meeting you will be asked to:

(1)	Elect the seven director nominees named in the proxy statement;

(2)	Approve, by a non-binding advisory vote, the compensation paid by the Company to its Named Executive Officers;

(3)	Ratify the appointment of our independent registered public accounting firm;

(4)	Consider a shareholder proposal regarding simple majority vote, if properly presented at the meeting; and

(5)	Consider any other matters that may properly be brought before the meeting.
Only shareholders of record at the close of business on the record date, March 25, 2013, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.
The proxy statement following this letter tells you more about the agenda for the meeting and procedures for voting.
We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish our proxy materials over the Internet. As a result, we are sending our shareholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of this proxy statement and our 2012 Annual Report. The Notice contains instructions on how to access and review those documents over the Internet. The Notice also instructs you on how to submit your proxy over the Internet or by phone. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting them included in the Notice.
Your vote is important. We want your shares to be represented at the meeting and we urge you to vote as soon as possible. Thank you for participating in this important process and voting your proxy promptly.

Sincerely,

/s/ Kerrii B. Anderson	/s/ Edward F. Lonergan
Kerrii B. Anderson	Edward F. Lonergan
Chairwoman of the Board of Directors	President and Chief Executive Officer

Charlotte, North Carolina
April 12, 2013

TABLE OF CONTENTS

Proxy Summary............................................................................................................................................	i
Information About the Meeting, Voting and Attendance.............................................................................	1
Security Ownership of Chiquita’s Principal Shareholders...........................................................................	4
Security Ownership of Directors and Executive Officers............................................................................	5
Discussion of Proposals to Be Voted On.....................................................................................................	6
Management Proposals
Proposal 1: Election of Directors.........................................................................................................	6
Proposal 2: Advisory Vote on Named Executive Officer Compensation.............................................	10
Proposal 3: Ratification of Independent Registered Public Accounting Firm......................................	11
Shareholder Proposal
Proposal 4: Consider a shareholder proposal regarding simple majority vote, if properly presented..	12
Information About the Board of Directors and Its Committees...................................................................	13
Compensation of Directors..........................................................................................................................	20
Compensation of Executive Officers...........................................................................................................	23
Compensation Discussion and Analysis...............................................................................................	23
Compensation Tables............................................................................................................................	39
Equity Compensation Plan Information.......................................................................................................	54
Other Information........................................................................................................................................	55
Chiquita’s Independent Registered Public Accounting Firm...............................................................	55
Related Person Transactions Policy......................................................................................................	55
Shareholder Nominations and Proposals at the 2014 Annual Meeting................................................	56
Requests for Certain Documents..........................................................................................................	56

Proxy Summary
Below is an overview of the information explained in more detail elsewhere in this proxy statement. This summary does not contain all of the information that you should consider in your voting decision and you should read the entire proxy statement carefully before voting.
Annual Meeting of Shareholders

Date and Time:	May 23, 2013, 10:00 a.m.
Place:	NASCAR Plaza, 550 South Caldwell Street, Charlotte, North Carolina 28202
Record Date:	March 25, 2013
Voting:	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals on the agenda.
Admission:	Limited to shareholders and their proxies, and employees of Chiquita (see further instructions on page 3.)

Meeting Agenda
• Election of 7 directors
• Advisory vote on Named Executive Officer compensation
• Ratification of independent auditors
• Consider a shareholder proposal regarding simple majority vote, if properly presented
• Consider any other matters that may properly come before the meeting

Voting Matters	Board Vote Recommendation	Page
Election of Directors	FOR Each Nominee	6
Advisory Vote on Named Executive Officer Compensation	FOR	10
Ratification of Independent Auditors	FOR	11
Consider a shareholder proposal regarding simple majority vote	AGAINST	12

Director Nominees

Name	Age	Director Since	Occupation	Qualifications
Kerrii B. Anderson	55	2009	Chairwoman, Chiquita Brands International Former CEO, President & CFO, Wendy’s International	Executive Leadership Finance and Accounting
Edward F. Lonergan	53	2012	CEO & President, Chiquita Brands International	Executive International Leadership; Strong Financial Management; Leader in Strategic Turnarounds
Howard W. Barker, Jr.	66	2007	Former partner, KPMG LLP	Finance and Accounting Global Business
Clare M. Hasler-Lewis	55	2005	Executive Director, Robert Mondavi Institute for Wine and Food Science	Food Safety & Nutrition Environmental
Jeffrey N. Simmons	45	2011	Senior Vice President, Eli Lilly & Co. President, Elanco Animal Health	Agriculture Food Safety & Technology
Steven P. Stanbrook	55	2002	Chief Operating Officer–International S.C. Johnson & Son, Inc.	Consumer and Packaged Goods Global Business
Ronald V. Waters III	61	2012	Former President and Chief Executive Officer of LoJack Corporation	Executive Leadership Operations and Finance

i

Executive Compensation Advisory Vote

The Board recommends that shareholders vote FOR the approval of the compensation of our named executive officers.

At the 2012 annual meeting, a majority of our shareholders did not vote in favor of the compensation paid to our named executive officers.

As a direct result of this vote, our Board and Compensation Committee undertook an extensive review of Chiquita's compensation policies and practices, sought input from our shareholders and proxy advisory firms and made significant changes to our programs to strengthen our pay-for-performance. Some of those changes included: eliminating larger revenue companies from our peer group considered in compensation actions; increasing the relative total shareholder return metric in our 2013-2015 long-term incentive program; separating the roles of Chief Executive Officer and Chair of the Board; and not providing for excise tax gross-up payment in the employment agreement for our new Chief Executive Officer.

We encourage you to read "Compensation Discussion & Analysis," and in particular, the Executive Summary that provides a more detailed explanation of the changes, which begins on page 23.
Pay for Performance - 2012 Incentive Compensation Results and 2013 Actions
Although Chiquita had approximately $3.1 billion in net sales for 2012, our financial results did not meet our expectations. As a result, no awards were earned or paid under our annual cash incentive plan (MIP) or our 2010-2012 long-term incentive program. In an effort to focus on our turnaround goals in 2013, no executive officers are receiving merit salary increases, and we suspended the full matching contribution in the Capital Accumulation Plan (CAP), non-qualified deferred compensation plan and the discretionary portion of the company matching contribution in the qualified 401(k) Plan. These matches will be reinstated if we achieve our budgeted financial targets for 2013.

2012 Summary Compensation and Realized Compensation

Total compensation, as reported in the Summary Compensation Table and calculated under SEC rules, includes several items that are driven by accounting assumptions on incentive awards that have not yet been earned. Therefore, it is not reflective of the compensation our named executives actually realized in 2012. To supplement that disclosure we have added the "Realized Compensation" column to the right of the table below to compare our named executive officers' 2012 compensation as determined under SEC rules with the compensation our named executive officers actually received in 2012.
For more information on total compensation as calculated under SEC rules and information regarding amounts reported in the "Realized Compensation" column, see the narrative and notes accompanying the 2012 Summary Compensation Table on page 39. The amounts reported as realized compensation differ substantially from the amounts reported as total compensation in the 2012 Summary Compensation Table and are not a substitute for those amounts.

ii

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compen-sation ($)	SEC Total ($)	Realized Compensa-tion Total ($)
Edward F. Lonergan President and Chief Executive Officer	2012	173,077	209,589	1,774,579	3,859,366	145,835	6,162,446	528,501
Brian W. Kocher Senior Vice President and Chief Financial Officer,	2012	498,078	-0-	1,199,641	-0-	222,639	1,920,358	877,460
Kevin R. Holland Senior Vice President and Chief People Officer	2012	457,116	-0-	1,016,984	-0-	251,982	1,726,082	848,138
James E. Thompson Senior Vice President, General Counsel and Secretary	2012	464,231	125,000	966,983	-0-	94,047	1,650,261	803,995
D. Deverl Maserang II Senior Vice President, Value Chain	2012	303,078	-0-	645,586	-0-	421,535	1,370,199	782,281
Fernando Aguirre Former Chairman of the Board, President and Chief Executive Officer	2012	835,886	-0-	4,941,232	-0-	6,109,984	11,887,102	7,577,215
Michael B. Sims Former Senior Vice President and Chief Financial Officer	2012	90,231	-0-	-0-	-0-	91,073	181,304	181,304
2014 Annual Meeting

Deadline for Shareholder Proposals	December 13, 2013
Deadline for Shareholder Director Nominations	March 24, 2014

iii

PROXY STATEMENT
CHIQUITA BRANDS INTERNATIONAL, INC.
Annual Meeting of Shareholders
May 23, 2013

INFORMATION ABOUT THE MEETING, VOTING AND ATTENDANCE
We are providing you with this proxy statement and the related form of proxy because our Board of Directors is soliciting your proxy to vote your shares at the 2013 Annual Meeting. At the meeting, shareholders will be asked to elect the seven nominees for director named in this proxy statement, approve by advisory vote the compensation paid to our Named Executive Officers, ratify the appointment of our independent registered public accounting firm, consider a shareholder proposal regarding simple majority vote and consider any other matters that may properly be brought before the meeting. You are invited to attend the meeting where you may have the ability to vote your shares directly. However, whether or not you attend the meeting, you may vote by proxy as described below.
We expect to begin mailing the Notice of Annual Meeting of Shareholders and to make these proxy materials available on or about April 12, 2013 to shareholders of record at the close of business on March 25, 2013 (the Record Date).
Who Can Vote
Only holders of record of common stock at the close of business on the Record Date may vote at the meeting. On the Record Date, there were 46,461,504 shares of common stock outstanding and entitled to vote. Each share of common stock that you owned as of the Record Date entitles you to one vote on each matter to be voted on at the meeting.
How to Vote Your Shares Held of Record or by a Nominee
Most Chiquita shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name as the shareholder of record. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
In accordance with the rules of the Securities and Exchange Commission (SEC), instead of mailing a printed copy of our proxy materials to each shareholder of record, we may furnish our proxy materials, including this Proxy Statement and our Annual Report to Shareholders, by providing access to these documents on the Internet. Generally, shareholders will not receive printed copies of the proxy materials unless they request them.
We have mailed a Notice of Annual Meeting of Shareholders and Internet Availability of Proxy Materials (Notice) to registered shareholders. The Notice provides instructions to registered shareholders for accessing our proxy materials, and for voting their shares of common stock, on the Internet. If you are a registered shareholder and prefer to receive a paper or email copy of our proxy materials, you should follow the instructions provided in the Notice for requesting those materials.
Shareholders of record can vote before or at the Annual Meeting in any one of the four ways described below. When you vote on the Internet or by telephone or proxy card, you are authorizing the persons named on the proxy form (the management proxies) to vote your shares in the manner you direct.

•	By Internet – You may vote on the Internet at www.proxyvote.com. The Notice or voting card sent to you describes how to do this.

•
By Telephone – You can only vote by telephone if you request and receive a paper copy of the proxy materials and proxy card. The Notice describes how to do this; you must make your request for materials by May 9, 2013.

•
By Mail – You can only vote by mail if you request and receive a paper copy of the proxy materials and proxy card. The Notice provides instructions on how to do this; you must make your request for materials by May 9, 2013. You then vote by completing, signing, dating, and returning a proxy card.

•	In Person – You may come to the Annual Meeting and cast your vote there.

For beneficial shareholders (with shares held in street name) the Notice, which has been forwarded to you by your broker, bank or other holder of record (nominee), directs you to the Internet site where you will find our proxy materials. Your nominee has also provided instructions on how you may request a paper or email copy of our proxy materials and how to provide voting instructions to your nominee.
Effect of Not Casting Your Vote
If you are a shareholder of record no votes will be cast on your behalf on any of the items of business at the Annual Meeting unless you submit a proxy or vote at the meeting.
If you hold shares in street name, you must give instructions to your nominee on how you would like your shares to be voted. If you do not provide any instructions, your nominee can vote your shares only on "routine" items, such as the ratification of the appointment of our independent registered public accounting firm. The election of directors is not considered a "routine" item. Thus, if a nominee holds your shares and you do not instruct the nominee how to vote in the election of directors, no votes will be cast on your behalf. Your nominee also has no discretion to vote your shares on the proposals related to advisory votes on executive compensation or the shareholder proposal without instructions from you.
YOUR VOTE IS VERY IMPORTANT. WE URGE YOU TO VOTE AND/OR PROVIDE YOUR NOMINEE WITH VOTING INSTRUCTIONS PROMPTLY.
Election to Receive Electronic Delivery
Registered and beneficial shareholders can enroll in the electronic delivery service for future shareholder meetings by using your Notice to register online at www.proxyvote.com by indicating that you agree to receive or access shareholder communications electronically in future years.
Quorum Requirement
A quorum of shareholders is necessary to hold a valid meeting. A quorum will exist if holders of a majority of the shares entitled to vote at the meeting (23,230,753 shares) are present in person or by proxy. Abstentions, broker non-votes (when the shareholder provides no instructions and the item is non-routine) and votes withheld from director nominees count as shares present at the meeting for purposes of establishing a quorum.

Voting Authority of Management Proxies
Whether you hold your shares of record or in street name, your proxy vote authorizes the management proxies to vote as directed by you. If you are a shareholder of record and you sign, date and return your proxy without specifying voting instructions, your shares represented by the proxy will be voted as recommended by the Board of Directors, namely:

•	FOR the election of all seven nominees for director;

•	FOR the advisory vote to approve the compensation of our Named Executive Officers;

•	FOR the ratification of our independent registered public accounting firm; and

•	AGAINST a shareholder proposal regarding simple majority vote.
Other Business – We are not aware of any other matter to be acted upon at the meeting, but if any other matter is properly brought before the Annual Meeting, it is intended that discretionary authority to vote proxies will be exercised in accordance with the best judgment of the management proxies.
How to Change or Revoke Your Proxy Vote
If you are a shareholder of record and you give Internet or telephone voting instructions or send in a proxy card and later want to change or revoke your vote, you may do so at any time, provided that your instructions are received before voting closes for the method you select. You may change or revoke your vote by:

•	giving new voting instructions on the Internet or by telephone or by mailing a proxy card with a later date;

•	notifying our Corporate Secretary in writing at the address listed at the end of this proxy statement that you have revoked your proxy; or

•	voting in person at the Annual Meeting.
You may use any method to change your vote, regardless of the method first used to submit it. The proxy tabulator will count only the most recent vote received.

If you are a beneficial shareholder, follow the instructions provided by your nominee on how to change or revoke your proxy.
How to Vote Shares Held in Our Employee Benefit Plans
If you hold common stock in one of our employee benefit plans, you cannot vote your shares directly. The Trustee for each plan must vote the shares held in the plan.
In the case of the Chiquita Savings and Investment Plan (401(k) Plan) and the Chiquita Employee Stock Purchase Plan (ESPP), you will receive a voting instruction card, which will provide instructions to vote online, by telephone or by mail. If you provide voting instructions, the Trustee will vote the shares as you direct. If you do not provide voting instructions by any of these methods, the terms of the plans require the Trustees to vote as described below:

•	Shares in the 401(k) Plan for which no instructions are received will be voted in the same proportion as the shares in the 401(k) Plan for which voting instructions are received; and

•	Shares in the ESPP for which no instructions are received will not be voted.

Holders of stock options or restricted stock units (RSUs) issued under the Chiquita Stock and Incentive Plan cannot vote the shares issuable upon exercise or vesting until those shares are issued.
Method and Cost of Soliciting Proxies
We have asked banks, brokers and other financial institutions, nominees and fiduciaries to forward the Notice and/or proxy materials to beneficial owners and obtain authority to execute proxies on their behalf, and we will reimburse them for their expenses in doing so. We have also retained Alliance Advisors L.L.C., a proxy solicitation firm, to assist us in the distribution of proxy material and solicitation of proxies. We have agreed to pay them a fee of $7,500 plus out-of-pocket expenses. Proxies may be solicited by our management, without additional compensation, through the mail, in person, or by telephone or electronic means.
Admission to the Meeting
Admission to the meeting will be limited to our shareholders of record, persons holding proxies from our shareholders, beneficial owners of our common stock and employees of Chiquita. If your shares are registered in your name, we will verify your ownership at the meeting in our list of shareholders as of the Record Date. If your shares are held through a broker, bank or other nominee, you must bring proof of your ownership of the shares. This could consist of, for example, a bank or brokerage firm account statement or a letter from your bank or broker confirming your ownership as of the Record Date. You also may send proof of ownership to our Corporate Secretary, Chiquita Brands International, Inc., NASCAR Plaza, 550 South Caldwell Street, Charlotte, North Carolina 28202, before the meeting and we will send you an admission card.
Business to be Brought Before the Meeting
Under our Certificate of Incorporation, a shareholder may propose a matter for consideration at the Annual Meeting only if the shareholder properly notified us of the matter by March 23, 2013. We received one shareholder proposal, which was omitted pursuant to a no-action letter from the SEC and one shareholder proposal which is included in this proxy statement. Because we did not receive any other notices by that date, no other matters proposed by shareholders may be considered at the meeting.

SECURITY OWNERSHIP OF CHIQUITA’S PRINCIPAL SHAREHOLDERS
The following table lists all the persons who on the Record Date were known to be beneficial owners of five percent or more of our common stock, our only voting security, based upon 46,461,504 shares outstanding on that date. This information is based generally on reports filed with the SEC reflecting shares held as of December 31, 2012.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership
	Common Stock
	Shares(1)	Percent of Class
FMR LLC 82 Devonshire Street Boston, MA 02109	6,925,000(2)	14.9%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	3,550,062(3)	7.6%
BlackRock Inc. 40 East 52nd Street New York, NY 10022	2,537,172(4)	5.5%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	2,371,730(5)	5.1%

(1)
Under SEC rules, for purposes of preparing this table, shares are beneficially owned if a person has or shares the power (i) to vote them or direct their vote (voting power) or (ii) to sell them or direct their sale (dispositive power), even if the person has no financial interest in the shares. In addition, shares that a person has the right to acquire within 60 days are considered to be beneficially owned.

(2)
This information is based on a Schedule 13G amendment filed with the SEC on February 14, 2013 on behalf of FMR LLC (FMR) and its named subsidiaries and affiliates, in which it reported that FMR and Edward C. Johnson 3d, Chairman of FMR, through their control of Fidelity Management & Research Company (Fidelity), a wholly-owned subsidiary of FMR and an investment advisor, each has sole dispositive power over 6,925,000 shares owned by the funds and specifically Fidelity, which acts as investment adviser to various investment companies, including Fidelity Small Cap Discovery Fund and Fidelity Small Cap Value Fund who control the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of the common stock in the amounts of 3,550,000 shares and 3,375,000 shares respectively, beneficially owns 6,925,000 shares of the funds. The voting power of the shares owned by Fidelity resides with the Funds' Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees.

(3)
This information is based on a Schedule 13G amendment filed with the SEC on February 11, 2013 in which Dimensional Fund Advisors LP, an investment adviser to four registered investment companies and investment manager to certain other commingled group trusts and separate accounts, reported that it has sole voting power over 3,499,991 shares and sole dispositive power over 3,550,062 shares, and that it disclaims beneficial ownership of such shares, all of which were reported as owned by the foregoing investment companies, group trusts and separate accounts.

(4)
This information is based on a Schedule 13G amendment filed with the SEC on February 8, 2013 in which BlackRock Inc. reported that it beneficially owns and has sole voting and dispositive power over 2,537,172 shares through certain subsidiaries.

(5)
This information is based on a Schedule 13G filed with the SEC on February 13, 2013 in which The Vanguard Group, an investment advisor, reported that it beneficially owns 2,371,730 shares of which 71,945 shares and 1,500 shares are beneficially held by Vanguard Fiduciary Trust Company and Vanguard Investments of Australia, Ltd., respectively, both wholly owned subsidiaries, and has sole power to vote or direct the vote of 73,445 shares, shared dispositive power over 71,945 shares and sole dispositive power over 2,299,785 shares.
SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
The following table shows the number of shares of common stock beneficially owned as of the Record Date (except as noted) by each director, each nominee for director, each executive officer named in the Summary Compensation Table and all current directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership
	Common Stock
Name of Beneficial Owner	Shares(1)		Percent of Class
Kerrii B. Anderson	54,293		*
Howard W. Barker, Jr.	72,089	(4)	*
William H. Camp	63,709	(3) (4)	*
Clare M. Hasler-Lewis	63,179	(4)	*
Kevin R. Holland	94,206	(2) (7)	*
Brian W. Kocher	68,723	(2)	*
Edward F. Lonergan	50,800	(2)	*
D. Deverl Maserang II	14,077	(2)	*
Jaime Serra	70,455	(4)	*
Jeffrey N. Simmons	19,566		*
Steven P. Stanbrook	103,211	(4)	*
James E. Thompson	77,034	(2)	*
Ronald V. Waters III	2,465		*
Fernando Aguirre	907,302	(5)	*
Michael B. Sims	55,283	(6)	*
All current directors and executive officers as a group (14 persons)	798,502	(2) (3) (4) (7)	1.7%
*Less than 1% of outstanding shares

(1)
Unless otherwise noted, each person has full voting and dispositive power over the shares listed except for shares issuable upon the exercise of stock options or upon the vesting of restricted stock units (RSUs) as described in the footnotes below.

(2)
Does not include shares issuable upon the vesting of RSUs that will vest more than 60 days after the Record Date in the following amounts: Mr. Holland, 102,792 shares; Mr. Kocher, 123,983 shares; Mr. Lonergan, 231,065 shares; Mr. Maserang 64,966 shares; Mr. Thompson 93,164 shares; and all current directors and executive officers as a group, 655,239 shares.

(3)	Includes shares beneficially owned by Mr. Camp held in a family trust and a custodial account.

(4)
Includes RSUs for the following numbers of shares that are deliverable when the recipient ceases to be a non-employee director: Mr. Barker, 10,051 shares; Messrs. Serra and Stanbrook, 10,000 shares each; Mr. Camp, 7,185 shares; and Dr. Hasler-Lewis, 2,500 shares. Also includes the following numbers of whole shares held as of the Record Date under the Directors Deferred Compensation Program (DDCP); these shares will be issued when the recipient ceases to be a non-employee director: Mr. Barker, 52,038 shares; Mr. Camp, 47,024 shares; and Dr. Hasler-Lewis, 55,083 shares. Since none of these shares were issued and outstanding on the Record Date, they cannot be voted at the Annual Meeting.

(5)
Represents the number of shares owned by Mr. Aguirre at the time of his separation of employment from the company in October 2012 plus shares that were issued in February 2013 in accordance with his Transition Agreement.

(6)	Represents the number of shares owned by Mr. Sims at the time of his resignation from the company in February 2012.

(7)
Includes the following share equivalents as of December 31, 2012 held in the Common Stock Fund of the 401(k) Plan, which are expressed as units and represent a participant’s proportionate interest in the Common Stock Fund: Mr. Holland, 2,362 share equivalents; and all current executive officers as a group, 2,472 share equivalents. This total does not include shares owned by Messrs. Aguirre or Sims.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and certain persons who own more than 10% of our equity securities to file forms with the SEC and the New York Stock Exchange to report their ownership and any changes in their ownership of our equity securities. These persons must also provide us with copies of these reports when filed. Based on a review of copies of those forms, our records and written representations from our directors and executive officers that no other reports were required, we believe that all Section 16(a) filing requirements were complied with during and for 2012.

DISCUSSION OF PROPOSALS TO BE VOTED ON

PROPOSAL 1: ELECTION OF DIRECTORS
The Board of Directors currently consists of nine members. Each of William H. Camp and Jaime Serra has notified the Board of Directors of his preference not to stand for re-election due to other professional and personal commitments; neither expressed any disagreements with management or the Board of Directors. The remaining seven directors have been nominated by the Board of Directors for election at the Annual Meeting.
In selecting director nominees we seek highly qualified individuals having backgrounds and expertise that are relevant to our international business. Upon recommendation of the Nominating & Governance Committee, the Board approved the nomination of each nominee due, in part, to their respective business experience, qualifications, skills and attributes described below.
All of our directors serve for one-year terms. If you elect them, they will hold office until the next annual meeting or until their successors have been elected and qualified. No shareholder may vote for more than seven nominees. Each of the nominees listed below has consented to being named in this proxy statement and has agreed to serve if elected. We are not aware of any reason why any nominee would be unable to serve as a director if elected. However, if any nominee should become unable to serve as a director, the management proxies may vote for another nominee proposed by the Board or the Board may reduce the number of directors to be elected.
Under our Certificate of Incorporation, a shareholder may nominate a director at the Annual Meeting only if the shareholder properly notified us of the proposed nomination by March 23, 2013. Because we did not receive notice of any nominations by that date, no nominations by shareholders may be considered at the Annual Meeting.
Information About Nominees For Director
The seven nominees for election as directors are as follows:

Name, Age, and Tenure As Director	Current Committee Memberships	Current Occupation and Employment Background; Qualifications and Skills

Kerrii B. Anderson Age 55 Director since April 2009; Chairwoman since October 2012	Nominating & Governance (Chair); Compensation & Organization Development
Ms. Anderson has been a private investor since September 2008. She was employed as Chief Executive Officer and President of Wendy's International, Inc. (Wendy's), a quick service hamburger company, from November 2006 to September 2008, when it merged with Triarc Companies, Inc. to form Wendy's/Arby's Group Inc. From April to November 2006 she served as Wendy's interim Chief Executive Officer and President, and from 2000 to April 2006, she served as its Executive Vice President and Chief Financial Officer. Prior to that, she had more than 20 years of experience in accounting and as controller and chief financial officer of other companies. She is a Certified Public Accountant. Ms. Anderson is currently a director of Laboratory Corporation of America Holdings and Worthington Industries, Inc. Ms. Anderson was formerly a director of P.F. Chang's China Bistro Inc. until April 2012 when it was purchased by a private equity fund.

Ms. Anderson brings to the Board broad understanding of executive and financial considerations in a food-related business. Her extensive accounting and financial reporting and analysis expertise and prior experience as a chief executive officer and chief financial officer of a public company, in addition to other public company board service, make Ms. Anderson particularly well-suited to serve as a director and our Chairwoman of the Board.

Edward F. Lonergan Age 53 Director since October 2012
Mr. Lonergan has been our President and Chief Executive Officer since October 2012. Prior to joining the company, from February 2006 to October 2011, Mr. Lonergan was President, Chief Executive Officer and Executive Director of Diversey, Inc., a global provider of sustainable cleaning, sanitation and hygiene solutions. From May 2002 to December 2005 Mr. Lonergan served as President of the European region for The Gillette Company, a consumer products company, prior to its acquisition by The Procter & Gamble Company in 2005. Prior to joining Gillette Mr. Lonergan spent more than 20 years at The Procter & Gamble Company, a manufacturer and distributor of consumer products, in various capacities including a variety of leadership positions both domestically and internationally.

Mr. Lonergan brings to Chiquita more than 30 years of international leadership experience across many industries.  He possesses extensive knowledge of global business operations, strong financial management expertise and a keen knowledge of consumer products business.  Mr. Lonergan's past experience in leading the strategic and financial turnaround of Diversey, Inc. significantly improving efficiency, market competitiveness and shareholder value, make him uniquely qualified to lead Chiquita in its next phase of growth.

Name, Age, and Tenure As Director	Current Committee Memberships	Current Occupation and Employment Background; Qualifications and Skills

Howard W. Barker, Jr. Age 66 Director since September 2007	Audit (Chair); Nominating & Governance
Mr. Barker was employed by KPMG LLP, a global accounting firm, from 1972, including serving as a partner of KPMG LLP from 1982, until he retired in 2002. He is a member of the American Institute of Certified Public Accountants and the Florida Institute of Public Accountants. Mr. Barker is currently a director of priceline.com Incorporated. Mr. Barker was formerly a director of Medco Health Solutions, Inc. until April 2012 when it was sold.

Mr. Barker has an extensive financial background, and financial reporting expertise, including his service as an audit partner at a multinational professional service and accounting firm. His continuing membership in the American Institute of Certified Public Accountants, as well as his financial leadership roles on other public company boards on which he serves, enable him to maintain expertise in current accounting, financial reporting and related issues that are important to our company. In addition, he has served on numerous public company board committees involved with financing and acquisition transactions.

Clare M. Hasler-Lewis Age 55 Director since October 2005	Food Safety, Technology and Sustainability (Chair); Nominating & Governance
Dr. Hasler-Lewis has been Executive Director of the Robert Mondavi Institute for Wine and Food Science at the University of California, Davis since February 2004. From 1997 to January 2004, she was assistant professor in the Department of Food Science and Human Nutrition at the University of Illinois at Urbana-Champaign. Dr. Hasler-Lewis holds a dual doctoral degree in environmental toxicology and human nutrition.

Dr. Hasler-Lewis’s education and expertise in nutrition and environmental toxicology, combined with business management training, provide important insight in achieving our objectives in food safety and environmental responsibility. In addition, her extensive experience in food regulation and consumer health trends offers valuable knowledge to the Board.

Jeffrey N. Simmons Age 45 Director since May 2011	Audit; Compensation & Organization Development (Chair-elect); Food Safety, Technology and Sustainability
Mr. Simmons has been Senior Vice President of Eli Lilly and Company (Lilly) since January 2010 and President, Elanco Animal Health, Lilly’s animal health division, since January 2008. From 2006 to December 2007 he served as Elanco’s executive director of U.S. operations and global research and development. Mr. Simmons joined Lilly in 1989 and has held a variety of other international executive and leadership roles in Elanco, including area director, Western Europe; and country director for Brazil. He is an international spokesperson on the role technology will play in expanding the global food supply.

Mr. Simmons offers valuable perspective and brings significant knowledge to the Board on the execution of business strategy, particularly in Europe and North America, and business growth through innovation. In particular, his experience with the use of technology in agricultural operations and food safety provide important insight to the Board.

Name, Age, and Tenure As Director	Current Committee Memberships	Current Occupation and Employment Background; Qualifications and Skills

Steven P. Stanbrook Age 55 Director since December 2002	Compensation & Organization Development; Nominating & Governance
Mr. Stanbrook has been Chief Operating Officer–International of S.C. Johnson & Son, Inc., a manufacturer of consumer products, since July 2010. Prior to that he was President, Developing Markets from 2006 to July 2010, President–Asia and Americas from 2002 until 2006 and President of S.C. Johnson’s business in Europe, Africa and Near East from 1996 through 2002. Prior to joining S.C. Johnson in 1996, Mr. Stanbrook was President–International of CompuServe. Prior to that, he held various international management positions at Sara Lee Corporation, including serving as President and Chief Executive Officer of Sara Lee Bakery. Mr. Stanbrook was a director of Hewitt Associates, Inc. from 2003 until its merger with Aon Corp. in October 2010.

Mr. Stanbrook provides extensive experience in the consumer and packaged goods industries, with experience in different companies and a variety of roles, including at a senior executive level. His international experience includes executive assignments on every continent of the world served by these industries. His prior service on another public company board brings additional governance and oversight experience.

Ronald V. Waters III Age 61 Director since October 2012	Audit
Mr. Waters has been a private investor since May 2010. He was employed as President and Chief Executive Officer of LoJack Corporation, a global leader in finding and recovering a wide range of mobile assets including cars, construction equipment and motorcycles, from January 2009 to May 2010. From February 2007 to December 2008 he served as LoJack's Chief Operating Officer. Mr. Waters also served as a member of the Board of Directors of LoJack from February 2007 to May 2010. Prior to joining LoJack, from 2003 to 2006 Mr. Waters served as Chief Operating Officer of Wm. Wrigley Jr. Company a global leader in confections. He also served as Wrigley's Chief Financial Officer from 1999 to 2003. From 1993 to 1999, Mr. Waters held various financial management positions with The Gillette Company, a consumer products company. From 1984 to 1993 he served as partner of KPMG LLP, a global accounting firm. Mr. Waters is currently a director of HNI Corporation and Fortune Brands Home and Security, Inc. He formerly served as a director of Fortune Brands Inc. from 2008 to 2011, LoJack Corporation from 2007 to 2010 and Sabre Holdings from 2006 to 2007.

Mr. Waters brings to our board extensive experience in public company management in both operations and finance. He has significant leadership experience having served as chief executive officer, chief financial officer, and chief operating officer of one or more public companies. This wide-ranging management and finance experience coupled with his significant exposure to the food sector and branded consumer products enables him to provide valuable perspectives to our global food business; his prior audit experience at a multi-national public accounting firm provides important financial reporting expertise. In addition, his prior and current service on boards of both private and public companies affords valuable insight into the business strategies of a company such as Chiquita.

Vote Required to Elect Directors
The seven nominees who receive the highest number of votes cast (a plurality) will be elected as directors, subject to our majority vote policy described below. Under Chiquita’s governing documents, there is no provision for cumulative voting in the election of directors.
The Board of Directors recommends a vote "FOR" all nominees.
Majority Vote Policy
Our Board’s Governance Standards and Policies include a "majority vote policy." Under this policy, any nominee for director in an uncontested election who receives a greater number of votes "withheld" from his or her election than votes "for" such election (a Majority Withheld Vote), is required to tender his or her resignation following certification of the shareholder vote.
The Nominating & Governance Committee will promptly consider the resignation and a range of possible responses based on the circumstances that led to the Majority Withheld Vote, if known, and make a recommendation to the Board. The Board will act on the Nominating & Governance Committee’s recommendation within 90 days following certification of the shareholder vote. Thereafter, the Board will promptly disclose its decision-making process and decision regarding whether to accept the director’s resignation offer (including the reason(s) for accepting or rejecting the resignation offer) in a report on Form 8-K furnished to the SEC.
Any director who tenders his or her resignation under this provision will not participate in the Nominating & Governance Committee recommendation or Board action regarding whether to accept the resignation offer, except as described in the last sentence of this paragraph. If all of the members of the Nominating & Governance Committee receive a Majority Withheld Vote at the same election, then the independent directors who do not receive a Majority Withheld Vote will appoint a committee from among themselves to consider the resignation offers and recommend to the Board whether to accept them. If three or fewer directors do not receive a Majority Withheld Vote in the same election, then all directors may participate in the action regarding whether to accept the resignation offers.

PROPOSAL 2: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
We are providing our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. At our 2012 annual meeting, a majority of our shareholders did not vote in favor of the compensation paid to the company's Named Executive Officers.
As a direct result of this vote, our Board and Compensation Committee undertook an extensive review of Chiquita's compensation policies and practices, sought input from our shareholders and proxy advisory firms and made significant changes to our programs to strengthen our pay-for-performance.
The table below summarizes the key concerns our shareholders raised and the changes we have made to address them. We encourage you to read "Compensation Discussion & Analysis," and in particular, the Executive Summary that provides a more detailed explanation of the changes, which begins on page 23.

Shareholder Concerns	Prior Approach	Changes for 2013 Programs
Peer Group - inclusion of companies with three and four times our revenue	Size of peers ranged from .52 to 4.2 times the size of Chiquita in terms of revenue	Size of peers now range from .50 to 2.3 times the size of Chiquita Removed all companies with more than 2 times Chiquita revenues, other than Dole Food Company Inc., which is our direct competitor
CEO pay-for-performance misalignment	CEO's base salary and target bonus were above the median of our previous peer group	Mr. Lonergan's total annualized salary and target cash bonus are at the 25th percentile relative to new peer group
Reduced and insufficient emphasis on Relative Total Shareholder Return (RTSR) in the 2011-2013 Long-Term Incentive Plan	RTSR comprised 20% of goals	RTSR weighting increased to 50%
Lack of disclosure of performance cycle goals	Long-term goals were not disclosed for competitive reasons	Free cash flow goal for our most recent long-term plan is disclosed in this proxy statement
Mix of performance vs. fixed equity awards	60% Performance-based 40% Time-based	70% Performance-based 30% Time-based
CEO and Chair positions not separated	Both were held by former CEO	CEO and Chair positions have been separated
Excise tax gross-up provision	CEO contract contained excise tax gross-up upon change in control	No excise tax gross-up in new CEO, or any other agreement
Accordingly, shareholders are being asked to approve the following resolution at the Annual Meeting:
RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers as set forth in the Company’s proxy statement for its 2013 Annual Meeting of Shareholders pursuant to SEC compensation disclosure rules (including the Compensation Discussion and Analysis, the executive compensation tables and the narrative disclosures that accompany the compensation tables).
Vote Required to Approve the Advisory Vote on Executive Compensation
The affirmative vote of the holders of a majority of the shares of the votes cast at the Annual Meeting by those holders of common stock entitled to vote at the meeting is required for the approval of this advisory proposal.
The Board of Directors recommends a vote "FOR" the approval of named executive officer compensation.

PROPOSAL 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
In accordance with its charter, the Audit Committee has selected PricewaterhouseCoopers LLP (PWC), independent registered public accounting firm, to audit our consolidated financial statements for the year 2013. In furtherance of corporate governance objectives, we have chosen to submit the appointment of PWC for shareholder ratification.

In the event shareholders fail to ratify the appointment of PWC, the Audit Committee will reconsider it.
One or more representatives of PWC will be present at the Annual Meeting, will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.
Vote Required to Ratify the Appointment of PricewaterhouseCoopers LLP
The affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy and entitled to vote at the meeting is required to ratify the appointment of PWC.
The Board of Directors recommends a vote "FOR" this proposal.

Proposal 4: Shareholder Proposal Regarding Simple Majority Vote in Governing Documents

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, who represents that he owns at least 300 shares of Chiquita common stock, has notified the Company that the following proposal and supporting statement are to be presented at the Annual Meeting. The Board and the Company disclaim any responsibility for the content of the proposal and supporting statement.
Proposal 4 - Simple Majority Vote Right
RESOLVED, Shareholders request that our board take the steps necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.
Shareowners are willing to pay a premium for shares of corporations that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively related to company performance according to "What Matters in Corporate Governance" by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School.
This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy's. The proponents of these proposals included James McRitchie and Ray T. Chevedden. Currently a 1%-minority can frustrate the will of our 66%-shareholder majority in adopting improvements to our corporate governance. Supermajority requirements are arguably most often used to block initiatives supported by most shareowners but opposed by status quo management.
This proposal should also be evaluated in the context of our Company's overall corporate governance as reported in 2012:
GMI/The Corporate Library, an independent investment research firm, was concerned about our executive pay. Target long-term incentive pay for our highest paid executives was divided between time-vesting restricted stock units (RSU) (40%) and a performance-vesting long-term incentive plan (LTIP) opportunity (60%). To be effective, equity pay as a long-term incentive should include job performance requirements. LTIP pay covered a three year performance period, which was not long-term and paid out in part for underperforming company peers in terms of relative total shareholder return.
Jaime Serra, Kerrii Anderson, Steven Stanbrook and William Camp each received form (sic) 13% to 20% in negative votes. It was perhaps not a surprise that these directors controlled all the seats on our executive pay committee. They also controlled 75% of the seats on our nomination committee. William Camp, with his 20% in negative votes even had a seat on our nomination committee. Our corporate governance committee, under the leadership of Kerrii Anderson, spent more than $10,000, to prevent us from even voting on a non-binding proxy access proposal in 2012 through a no action request.
Please vote to protect shareholder value:
Simple Majority Vote Right - Proposal 4

STATEMENT OF THE BOARD OF DIRECTORS
The Board recommends that shareholders vote AGAINST this proposal for the following reasons:
The Board believes that adopting this proposal is unnecessary where most of what is being requested is already in effect. Under our Certificate of Incorporation and By-laws, nearly all matters brought before shareholders are governed by a simple majority of votes cast standard. There are no provisions in our By-laws that require a supermajority vote standard.
In our Certificate of Incorporation, the only matters not subject to a majority of votes cast standard are amendments to Article Nine regarding director indemnification and limits on director liability, which requires a vote of the holders of two-thirds of the combined voting power of all of the company's outstanding stock eligible to vote in the election of directors, and Article Eleven which sets forth that supermajority vote standard. The Board believes that director indemnification and limits on director liability are fundamental and are important to attract accomplished individuals to serve on the Board. In addition, it is difficult to understand how a supermajority vote standard in respect of changes to these provisions serves as an "entrenching mechanism" as suggested by the proponent. Subject to New Jersey law, shareholder approval of mergers, the disposition of substantial company assets and amendments to our Certificate of Incorporation that do not change the director indemnification provision are subject to a simple majority of votes cast standard.
The proponent relies on a Harvard Law School article to support the proponent's contention that supermajority vote standards are negatively related to company performance. However, the article cited by the proponent specifically refers to supermajority requirements relating to staggered boards, amendments to a company's charter and bylaws and mergers. The company does not have a staggered board and, as stated above, subject to New Jersey law, the voting requirement applicable to mergers or amendments to the Certificate of Incorporation or By-laws is a majority of votes cast, except in the limited instance of amendments to our Certificate of Incorporation regarding director indemnification and limits on director liability. Consequently, the article cited by the proponent is not applicable to the company.
Finally, while the Board disagrees with a number of the statements made by the proponent, including with respect to the company's corporate governance, leadership and executive compensation policies, the Board believes that additional discussion of these statements would not be helpful to shareholders in determining how to vote on the proposal being considered, and accordingly, the Board has elected not to address these matters at this time.
Consistent with its current practice, the Board will continue to evaluate appropriate corporate governance at the company and the Board will consider governance practices that serve the best interests of the company's shareholders.
Vote Required to Approve the Shareholder Proposal
The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting by those holders of common stock entitled to vote at the meeting is required for the approval of this proposal.
It is important to note that shareholder approval of this proposal would not in itself remove the limited supermajority vote standard. Approval of this proposal would only advise the Board that a majority of shareholders voting at the meeting support the proposal. Under our Certificate of Incorporation to change the supermajority vote standard on the director indemnification provision, the Board must first authorize an amendment to the Certificate of Incorporation and shareholders then would have to approve such amendment with an affirmative vote of not less than two-thirds of the combined voting power of all of the company's outstanding stock eligible to vote in the election of directors.
The Board of Directors recommends a vote "AGAINST" this proposal.
INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES
Board Governance, Meetings, and Attendance at Meetings
The Board has adopted governance standards and policies which, together with the charters of its committees, provide the framework for our corporate governance. We also have a Code of Conduct that applies to all employees, including executive officers, as well as to directors to the extent relevant to their service as directors. Our Board currently has four standing committees: Audit; Compensation & Organization Development; Nominating & Governance; and Food Safety, Technology and Sustainability (formerly Food Innovation, Safety & Technology). In addition to the foregoing standing committees, the Board may form, from time to time, additional non-standing committees to assist the Board in its consideration of particular matters. For example, in 2012, the independent directors formed a committee to facilitate the search for a new CEO and to negotiate his compensation arrangements. The preceding information about nominees for director includes standing committees only.
Each standing committee is comprised solely of directors who are "independent" as defined by New York Stock Exchange (NYSE) rules, and the Board has adopted a charter for each standing committee. The Board governance policies, Code of Conduct and committee charters are available on our website at www.chiquita.com by clicking on "Investor Relations," "Corporate Governance" and "Documents." You may request a copy of any of these documents to be mailed to you as described on page 56 of this proxy statement. Any amendments to, or waivers from, the Code of Conduct that apply to our principal executive and financial officers will be posted on our website. At the date of this proxy statement, no such waivers have been requested or granted.
NYSE rules require a majority of the board of directors of a listed company to be "independent." The Board has determined that each of the company’s directors, other than Mr. Lonergan, is "independent" as defined by the NYSE and SEC for board and applicable committee service. This includes: Ms. Anderson, Mr. Barker, Mr. Camp, Dr. Hasler-Lewis, Mr. Serra, Mr. Simmons, Mr. Stanbrook and Mr. Waters. This determination was based on standards adopted by the Board, available on our website at the address above, that are consistent with the definition of "independent" contained in the NYSE rules. In addition, the Board determined that each of these directors is independent because no relationship was identified that would automatically bar him or her from being characterized as independent based on a consideration of relationships, whether material or immaterial, between the company and the directors and between directors and management, including in each case, the directors’ family members and the companies or organizations with which the directors are affiliated.

Under the Board’s governance standards and policies, directors are expected to attend all scheduled Board and committee meetings. During 2012, the Board held 14 meetings and took action by unanimous written consent three times. Each current director attended at least 75% of the meetings of the Board and of each committee on which he or she served during 2012. Directors are also expected to attend the Annual Meeting of Shareholders. Last year, all of the directors then serving on the Board attended the Annual Meeting.
Leadership Structure
The company does not have a formal policy regarding the separation of its Chairman of the Board and Chief Executive Officer positions. The company determines the leadership structure it deems appropriate based on factors such as the experience of the applicable individuals, the current business environment of the company or other relevant factors. The Nominating & Governance Committee regularly reviews the leadership structure to determine if it is in the best interest of the company and shareholders. During 2012, as part of evaluating the management succession plan and, in order to promote an orderly transition in company leadership, the Board determined that the most effective Board leadership structure was for the Chief Executive Officer and the Chairman of the Board positions to be separate. In October 2012, the Board elected Mr. Lonergan, who is also a member of the Board, as President and Chief Executive Officer and appointed Ms. Anderson as Chairwoman of the Board. The separation of these two roles provides a clear distinction between the Board's role in overseeing management and management's role in running the business. The Board believes this structure enables Mr. Lonergan to focus on the company's turn-around plan and new business strategy, while Ms. Anderson provides the independent leadership of the Board necessary for the Board to fulfill its responsibilities.
Board’s Role in Risk Oversight
Our Board has an active role in overseeing the management of the company’s areas of risk. It receives regular reports on business, operational, financial and strategic initiatives and the related risks, and how they are being addressed. In addition, the full Board or one of its committees oversees specific risk areas. For example, the Board maintains control over significant transactions or decisions through a governance policy that requires Board approval for all corporate actions above specified levels (including material acquisitions or divestitures). The Audit Committee oversees (1) financial risks relating to financial reporting and decision making, which is reviewed at every meeting, (2) the enterprise risk management (ERM) process, which identifies, prioritizes and assigns risk owners at senior management levels to manage and mitigate financial, strategic and business risks that could have a material impact on the achievement of Chiquita’s global strategic and financial objectives, for which formal updates are discussed with the Committee at least twice a year, and (3) compliance and legal risk, which is discussed at every meeting. The Nominating & Governance Committee is responsible for risks associated with corporate responsibility and corporate governance and reviews these at least once a year. The Compensation & Organization Development Committee oversees risk related to organizational talent management and executive compensation. The Food Safety, Technology and Sustainability Committee regularly discusses risks in the areas of food safety and sustainability. All of these committees report their activities and findings to the full Board.
Audit Committee
The current members of the Audit Committee are Mr. Barker (Chair), Mr. Camp, Mr. Simmons and Mr. Waters. Mr. Waters was appointed as a member of the Audit Committee in October 2012. The Board has determined that Mr. Barker is an "audit committee financial expert" as defined by SEC rules. Although not formally designated as such, Mr. Waters also meets these requirements. During 2012, the Audit Committee held 9 meetings and took actions by unanimous written consent one time.
The principal functions of the Audit Committee include:

•	appointing or replacing our independent registered public accounting firm;

•	approving all fees and all audit and non-audit services of the independent registered public accounting firm;

•	annually reviewing the independence of the independent registered public accounting firm;

•	assessing our annual audit results;

•	periodically reassessing the effectiveness of the independent registered public accounting firm;

•	reviewing our financial and accounting policies and our annual and quarterly financial statements;

•
reviewing the adequacy and effectiveness of our internal accounting controls and the internal audit function, including responsibility for the appointment, evaluation, compensation, retention and oversight of our Vice President of Internal Audit;

•
overseeing the status and implementation of our programs for compliance with laws, regulations and our policies, including responsibility for the appointment, evaluation, compensation, retention and oversight of our Vice President and Chief Compliance Officer;

•	reviewing our risk assessments and risk management policies and programs, which also are subject to Board review;

•	if and when they occur, overseeing investigations involving allegations of fraud, accounting irregularities or other legal and compliance violations;

•	reviewing for approval or ratification all proposed transactions, arrangements or relationships that may be required to be disclosed as related party transactions;

•	considering any requests for waivers from the Code of Conduct for executive officers and directors (any such waivers being subject to Board approval);

•	overseeing and approving any revisions or updates to the Code of Conduct;

•	overseeing the education and training of employees in the areas of compliance and ethics to ensure "control consciousness"; and

•	in connection with all of the foregoing, meeting with the independent registered public accounting firm, our internal auditors, legal, compliance and risk professionals and our financial management.
The Audit Committee has furnished the following report for inclusion in this proxy statement.
Audit Committee Report for 2012
The Audit Committee has the responsibility to oversee and review the preparation of the company’s consolidated financial statements, including the system of internal controls and accounting policies. As provided in the charter adopted by the Board of Directors, the Audit Committee assists the Board in its oversight of the integrity of the consolidated financial statements of the company, the qualifications and independence of the independent registered public accounting firm, the performance of the internal and independent auditors, and the company’s programs for compliance with laws, regulations and company policies. The Audit Committee has the sole authority and responsibility to select, compensate, evaluate and, when appropriate, replace the company’s independent registered public accounting firm. The Board has determined that each member of the Audit Committee is independent under the standards of independence established under our corporate governance policies and the NYSE listing requirements and also is independent for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended.
Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States. The company’s independent registered public accounting firm performs an audit of the company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) and issues a report thereon. The Audit Committee’s responsibility is to oversee and review these processes. It is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance or professional opinion as to the sufficiency of the external or internal audits, whether the company’s consolidated financial statements are complete and accurate and are in accordance with accounting principles generally accepted in the United States, or on the effectiveness of the system of internal control.
The Audit Committee has reviewed and discussed with management the company’s audited consolidated financial statements and its internal control over financial reporting as of and for the fiscal year ended December 31, 2012. The Audit

Committee has discussed with PricewaterhouseCoopers LLP, the company’s independent registered public accounting firm, the matters required to be discussed by PCAOB AU Section 380 (Communication with Audit Committees).
The Audit Committee has also received the written disclosures and a letter from PricewaterhouseCoopers LLP regarding its communications with the Audit Committee concerning independence as required by the PCAOB, and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with representatives of that firm. The Audit Committee also reviewed, among other things, the audit and non-audit services performed by PricewaterhouseCoopers LLP in 2012 and the amount of fees paid for such services, and periodically received updates on the amount of fees and scope of audit-related and non-audit related services provided. All services were provided consistent with applicable rules, policies and procedures and were approved in advance of the service being rendered. The Audit Committee’s meetings include, whenever appropriate, separate executive sessions with the company’s independent registered public accounting firm and with the company’s internal auditors, in each case without the presence of the company’s management.
Based on the Audit Committee’s review and the discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the company’s audited consolidated financial statements and management’s assessment of internal control over financial reporting be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

April 1, 2013	Howard W. Barker, Jr., Chair
William H. Camp
Jeffrey N. Simmons
Ronald V. Waters III
Compensation & Organization Development Committee
The current members of the Compensation & Organization Development Committee (the Compensation Committee) are Mr. Camp (Chair), Ms. Anderson, Mr. Serra, Mr. Simmons and Mr. Stanbrook. Mr. Simmons was appointed as a member of the Compensation Committee in May 2012; he has been appointed as Chair of the Compensation Committee to succeed Mr. Camp immediately prior to the commencement of the 2013 Annual Meeting of Shareholders. The principal functions of the Compensation Committee include:

•	approving the relevant company goals and objectives for incentive compensation plans and evaluating the performance against those goals and objectives;

•
reviewing and approving all compensation of Chiquita’s executive officers including those executive officers named in the Summary Compensation Table (the Named Executive Officers), with the exception of the Chief Executive Officer, for whom the Compensation Committee makes recommendations for review and approval by the independent members of the Board;

•
annually reviewing both the total compensation package and the individual components of compensation, including salary, annual incentives, equity awards and potential severance or change in control payments, of each Named Executive Officer;

•	reviewing the Nominating & Governance Committee’s annual evaluation of the Chief Executive Officer;

•
overseeing management’s plan and procedures for development and succession of executive officers, other than the Chief Executive Officer, and reporting at least annually to the Board’s non-management directors;

•	annually reviewing executives’ performance against stock ownership guidelines;

•	reviewing the company’s executive compensation strategies and principles;

•	annually reviewing and making recommendations to the Board with respect to incentive compensation and equity-based compensation plans;

•
overseeing regulatory compliance with respect to compensation practices and making recommendations, as appropriate, to the Board regarding submission of certain compensation matters to the vote of shareholders;

•	evaluating and monitoring Chiquita’s policies, strategies, plans and achievements relating to executive development, attraction and retention; and

•	administering and interpreting the Chiquita Stock and Incentive Plan.
The Compensation Committee normally meets in person at least four times a year and also meets telephonically and acts by unanimous written consent, as necessary and appropriate, in between its regularly scheduled meetings. Historically, the Compensation Committee had not adopted a specific meeting calendar for compensation actions even though most actions have been taken at similar times each year. The Compensation Committee generally approves incentives earned for the most recently completed year, sets salaries and annual incentive targets for the existing year, sets targets for the upcoming Long Term Incentive Program (LTIP) performance period and grants restricted stock unit awards in February of each year.
During 2012, the Compensation Committee held seven meetings and acted by unanimous written consent three times. The Chief Executive Officer (CEO) and representatives from the company’s Human Resources and Legal Departments participate in Compensation Committee meetings upon invitation from the Committee; however, when the Committee discusses and approves the CEO's and other executive officers’ compensation, any executive officer whose compensation is being discussed is excused from the meeting. To maintain records of the Committee’s discussions and approvals, a member of the company’s Human Resources Department who is not an executive officer serves as secretary for the meetings and, in that capacity, generally is present for deliberations.
The CEO reviews all components of executive officer compensation; proposes overall target pay levels and short- and long-term incentive plan targets; and makes individual compensation recommendations to the Committee for each executive officer other than himself. The Committee considers the CEO's recommendations when approving the compensation for each executive officer. However, the Committee approves all compensation granted to our executive officers.
The Compensation Committee has the sole authority to retain and terminate its compensation consultant to assist in the evaluation of the CEO and other executive officer compensation. In 2010, the Committee engaged Towers Watson, an outside compensation consulting firm, for an open-ended duration. This engagement was reviewed and reaffirmed in November 2012. The overall services provided by Towers Watson during its engagement have been based on the following principles:

•	offering independent and objective advice on all aspects of executive compensation and benefits; and

•
helping the Compensation Committee and our senior management make effective decisions supporting the goals for the company’s executive compensation program, namely that it is competitive, meets good corporate governance standards and is aligned with shareholder interests, our overall business strategies and market leading practices.

Although, as appropriate for its terms of service, Towers Watson worked closely with company management to identify issues and develop alternative solutions, the firm reported directly to the Compensation Committee. Upon invitation from the Compensation Committee, representatives of Towers Watson attended Committee meetings to present their firm’s findings and recommendations. In 2012, at least one representative of Towers Watson attended each of the seven meetings of the Compensation Committee.
During its term of service in 2010 through early 2013, Towers Watson reviewed trends and emerging issues in executive compensation with the Compensation Committee and assisted it with evaluations of and recommendations regarding: (1) the compensation of the CEO; (2) management’s recommendations regarding proposed pay levels for other executive officers; (3) the content of the Committee’s charter; (4) the design of the annual and long-term incentive programs; (5) executive perquisites; (6) our peer group of companies; (7) share utilization practices; (8) stock ownership guidelines; and (9) wealth accumulation analyses. Towers Watson also reviewed the proposed Compensation Discussion and Analysis for the 2011, 2012 and 2013 proxy statements, and assisted with the calculation of potential payment amounts under various termination scenarios. Towers Watson has met with the Committee in executive sessions and worked closely with the Chair of the Committee in preparation for each meeting during its term of service. At the request of the Nominating & Governance Committee, Towers Watson also reviewed board of directors pay levels.
Certain Towers Watson affiliates are also engaged by Chiquita to provide services other than executive compensation consulting. During 2012, Towers Watson received approximately $269,000 for executive compensation services to or on behalf of the Committee and approximately $76,000 for consulting services to assist with the compensation structure for a new Chief Executive Officer and support of investor outreach activities. Affiliates of Towers Watson provided actuarial and compensation market survey data services to Chiquita totaling approximately $38,000. In November 2012, the Compensation Committee reviewed the payments made to the Towers Watson affiliates during 2012, as well as the services the

Towers Watson affiliates performed for Chiquita, and discussed them with Towers Watson. Based on its review, the Compensation Committee believes that each of these relationships is separate and independent and does not impair Towers Watson’s ability to provide independent compensation advice to the Committee or constitute a conflict of interest.
From time to time our management retains its own compensation consultant to assist it in the preparation and review of compensation program recommendations for consideration and review by the Compensation Committee and its independent consultant.
The Compensation Committee has furnished the following report for inclusion in this proxy statement.

Compensation Committee Report for 2012
The undersigned comprise the members of the Compensation & Organization Development Committee of Chiquita’s Board of Directors. The Committee was responsible for reviewing the performance and establishing the individual compensation of the company’s executive officers for 2012, including those named in the Summary Compensation Table.
The Committee has reviewed and discussed the Compensation Discussion and Analysis presented below with the company’s management. Based upon that review and those discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for Chiquita’s 2013 Annual Meeting of Shareholders.

March 27, 2013	William H. Camp, Chair
Kerrii B. Anderson
Jaime Serra
Jeffrey N. Simmons
Steven P. Stanbrook
Nominating & Governance Committee
The current members of the Nominating & Governance Committee are Ms. Anderson (Chair), Mr. Barker, Dr. Hasler-Lewis, Mr. Serra and Mr. Stanbrook. Mr. Barker was appointed as a member of the Committee in May 2012. The principal functions of the Nominating & Governance Committee include:

•	identifying and recommending to the Board qualified candidates to fill vacancies on the Board;

•	recommending to the Board candidates to be nominated for election as directors at annual meetings of shareholders;

•
overseeing management’s plan and procedures for Chief Executive Officer development and succession, including identifying, if requested by the Board, potential candidates for the position of Chief Executive Officer, and reporting at least annually to the Board’s non-management directors;

•	recommending to the Board the members of each committee of the Board;

•	developing and recommending to the Board the governance standards, policies and practices applicable to the Board;

•	overseeing, as requested by the Board, the Board’s corporate governance activities;

•	reviewing and making recommendations to the Board regarding director compensation;

•	reviewing public policy matters of importance to our stakeholders;

•	considering shareholder suggestions for director nominees; and

•	reviewing the performance of the CEO and providing the details of the review to the Compensation Committee and the Board.

During 2012, the Nominating & Governance Committee held four meetings and took action by unanimous written consent one time.
As required by its charter, the Nominating & Governance Committee reviews and makes recommendations to the Board regarding director compensation. The full Board approves all director compensation and changes in director compensation. At the request of the Nominating & Governance Committee, in 2012 Towers Watson prepared a survey of current broad industry director compensation practices. Based on the data reviewed and current best practices, in February 2013, the Nominating & Governance Committee recommended, and the Board approved, a change in director compensation effective as of January 1, 2013 as described below in "Compensation of Directors."
Shareholder Nomination Procedure
The Nominating & Governance Committee will consider shareholder suggestions and recommendations of nominees for director. Recommendations may be submitted to the Nominating & Governance Committee, c/o Corporate Secretary of Chiquita Brands International, Inc., NASCAR Plaza, 550 East Caldwell Street, Charlotte, North Carolina 28202. To have a candidate considered by the Nominating & Governance Committee, a shareholder must submit the recommendation in writing and must include the following information:

•	the name of the shareholder and evidence of his or her ownership of common stock, including the number of shares owned and the length of time of ownership; and

•
the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be one of our directors, and the candidate’s consent to be named as a director if selected by the Nominating & Governance Committee and nominated by the Board.

Recommendations received by the Corporate Secretary’s office by December 31 of any year will be considered by the Committee at a regular meeting in the following year, preceding the mailing of proxy materials to shareholders for that year’s annual meeting. We did not receive any recommendations for director nominees from shareholders during 2012. In considering candidates submitted by shareholders, the Nominating & Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate.
Nominee Qualifications
The Board and the Nominating & Governance Committee believe that, at a minimum, any nominee for director (whether recommended by a shareholder, management or the Board) to serve as one of our directors must:

•	demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of our business and affairs; and

•	have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities.
Whenever a specific need or opportunity to add an additional director arises, the Board will approve any additional criteria for the Committee to use in evaluating potential candidates.
Although the Nominating & Governance Committee does not have a formal policy with respect to diversity, it seeks to have a Board of Directors that represents a diversity of backgrounds, skills and experience. The Nominating & Governance Committee annually reviews the skills and qualities of Board members as part of the Board’s annual self-assessment process. This assessment may include considerations such as financial skills, management expertise, brand management understanding, knowledge of the global food industry, diversity, age and international background and experience.
Other Procedures
In addition to considering candidates recommended by shareholders, the Nominating & Governance Committee may identify potential nominees by asking current directors to notify the committee if they become aware of persons meeting the criteria described above who might be available to serve on the Board. The Nominating & Governance Committee also engages firms that specialize in identifying director candidates. Once an individual has been identified by the Nominating & Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the individual. If, after review of the individual’s qualifications and suitability under the Board’s governance policies, the Committee determines that the candidate warrants further consideration, it may contact the individual to ascertain his or her interest in potential service on the Board. Generally, if the individual expresses a willingness to be considered and to serve on the Board, the Nominating & Governance Committee requests information from the candidate, reviews the individual qualifications, particularly in light of other candidates the Committee may be considering, and conducts one or more interviews with the candidate. In certain instances, Nominating & Governance Committee members may contact one or more references provided by the candidate or other persons who may have first-hand knowledge of the candidate’s accomplishments.
Food Safety, Technology and Sustainability Committee
The current members of the Committee are Dr. Hasler-Lewis (Chair) and Mr. Simmons. The principal functions of the Committee include:

•
reviewing, evaluating and advising the Board regarding the long-term strategic growth opportunities for Chiquita's nutrition, food safety, technology, Corporate Social Responsibility (CSR) and sustainability programs;

•	monitoring and evaluating trends in research and development and regulatory requirements, and proposing relevant strategies to minimize risk;

•	evaluating and recommending external experts and/or resources to accelerate Chiquita's nutrition, food safety, technology, CSR and sustainability programs; and

•	approving the annual Global Responsibility Report.
During 2012, the Food Safety, Technology and Sustainability Committee held two meetings.
Communicating with the Board of Directors or with Individual Directors
The Board has established a process to receive communications from security holders and other interested parties. You may contact the Board or any management or non-management director, including the Chairman of the Nominating & Governance Committee (currently Ms. Anderson), who also serves as Chairwoman of the Board of Directors. Correspondence should be addressed to the Board of Directors or any individual director(s) or group or committee of directors either by name or title. All such correspondence should be sent "c/o General Counsel" by mail to Chiquita Brands International, Inc., 550 South Caldwell Street, Charlotte, North Carolina 28202 or by fax at (704) 625-9362. You may also send an e-mail to boardofdirectors@chiquita.com and, if applicable, specify in the text of the e-mail whether it should be directed only to certain directors (such as independent directors) or members of certain committees.
All communications received as set forth in the preceding paragraph will be opened by the office of the General Counsel for the sole purpose of determining whether the contents represent a message to the directors. Any contents that are not in the nature of advertising, promotion of a product or service or patently offensive will be forwarded promptly to the addressee(s). Any communication also will be available to any non-management director who requests it.

COMPENSATION OF DIRECTORS
Annual Compensation of Non-Employee Directors. For Board service in 2012, non-employee directors received annual compensation comprised of a cash fee of $80,000, payable quarterly in arrears, and a number of shares of common stock having an aggregate fair market value of $98,000, payable annually in arrears on the third business day following the day on which financial results for 2012 were released. In addition, the Chairs of the Audit Committee, the Compensation Committee, and the Nominating & Governance Committee each received an annual fee of $20,000 in cash, and the Chair of the Food Safety, Technology and Sustainability Committee received an annual fee of $7,500 in cash. In January 2011 the Board approved an annual fee of $20,000 in cash to the Lead Independent Director. In October 2012, when the Board determined to separate the roles of the Chair and CEO, it approved an annual fee of $25,000 in cash to the Chair, replacing the fee paid to the Lead Independent Director. In February 2013 the Board of Directors approved the recommendation of the Nominating & Governance Committee to increase the annual cash compensation of non-employee directors, effective on and after January 1, 2013 from $80,000 to $90,000. Fees for membership on any other non-standing committee(s) established from time to time are established in connection with the formation of any such committee.
Directors who are employees receive no additional compensation for serving on the Board or its committees.
Directors Deferred Compensation Program (DDCP). Under the DDCP, directors may defer the receipt of all or any portion of their Board compensation (whether cash or shares) until (i) the date their service on the Board terminates (whether upon death, disability, retirement or otherwise) or (ii) the first anniversary of that date (other than upon death or disability). Stock compensation may be deferred only in stock units, each of which is equivalent to one share of our common stock. Cash compensation may be deferred in stock units or cash. Cash amounts deferred under this plan earn interest at the three-month London Inter-Bank Offer Rate (LIBOR), adjusted quarterly. During 2012, no directors deferred cash compensation. If dividends are paid, cash dividend equivalents are paid on the stock units in a director’s account on the same payment date as dividend payments to all shareholders. The DDCP account amounts are unfunded and unsecured obligations of the Company and are subject to the same treatment and risks as other general obligations.
Other Benefits. Once a year the Board meets at one of our operating locations, and directors are encouraged to bring their spouses to the meeting site at our expense. In 2012, due to the relocation of the company's headquarters, all meetings were held in Charlotte, North Carolina.
Stock Ownership Guidelines for Directors. In 2006, the Nominating & Governance Committee approved stock ownership guidelines for non-employee members of the Board of Directors. The guidelines provide that each director is expected, within five years after adoption of the guidelines or commencement of Board service, whichever is later, to hold shares of common stock with a value equal to five times the annual cash retainer for service on the Board of Directors, excluding committee chair and other committee fees. Progress toward the goal is expected to be approximately 20% per year and, if the guidelines are not met, subsequent director fees will be paid entirely in shares until the guidelines are met. Shares that count toward these guidelines include unvested RSUs, exercisable stock options to the extent they are "in-the-money," stock units deferred in the DDCP, and any other shares held by the director. Until the guidelines are met, Board members are not permitted to sell any shares without Board approval (other than selling a portion of stock upon vesting of RSUs or shares received upon exercise of stock options to pay taxes or the options’ exercise price). For purposes of measuring compliance with these guidelines, the value of the shares owned (as defined above) is the greater of the acquisition price or the closing price on the last trading day of the year prior to the measurement date. As of December 31, 2012 all directors had reached or had made reasonable progress toward their ownership goals.

In 2012, we provided the following annual compensation to our non-employee directors.

2012 Director Compensation
Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) (2) (3) ($)	All Other Compensation(4) ($)	Total ($)
(a)	(b)	(c)	(g)	(h)
Kerrii B. Anderson	167,155(5)	98,000	-0-	265,155
Howard W. Barker, Jr.	146,000(5)	98,000	-0-	244,000
William H. Camp	146,000(5)	98,000	-0-	244,000
Clare M. Hasler-Lewis	87,500(5)	98,000	3,095	188,595
Jaime Serra	107,000(5)	98,000	-0-	205,000
Jeffrey N. Simmons	80,000	98,000	-0-	178,000
Steven P. Stanbrook	99,000(5)	98,000	-0-	197,000
Ronald V. Waters III	14,130	17,452	-0-	31,582

(1)
Represents the aggregate grant date fair value computed consistent with FASB ASC Topic 718 (See Note 1 to the Consolidated Financial Statements). Each director who served for all of 2012 (Ms. Anderson, Dr. Hasler-Lewis and Messrs. Barker, Camp, Serra, Simmons and Stanbrook) received $98,000 in unrestricted stock compensation. Each director who served less than the full year (Mr. Waters) received a pro rata amount. The number of shares received by each director was calculated by dividing the applicable cash value amount by $7.08, the closing price of our common stock on March 14, 2013, the date of payment. The following numbers of shares were granted: Ms. Anderson, Dr. Hasler-Lewis and Messrs. Barker, Camp, Serra, Simmons and Stanbrook, 13,842 shares each; Mr. Waters, 2,465 shares.

(2)	At December 31, 2012, the aggregate numbers of outstanding stock options and restricted stock unit awards issued as part of prior director compensation for each director were as follows:

Name	Stock Options (#)	Restricted Stock Units (#)
Ms. Anderson	—	—
Mr. Barker	—	10,051
Mr. Camp	—	7,185
Dr. Hasler-Lewis	—	2,500
Mr. Serra	50,000	10,000
Mr. Simmons	—	—
Mr. Stanbrook	—	10,000
All stock options are fully vested and have been fully expensed; the exercise price of Mr. Serra's option is $15.05. All RSUs vest on the day the director’s service as a non-employee director ceases. Stock options and RSUs are no longer part of the director compensation program.

(3)	Dr. Hasler-Lewis and Messrs. Barker and Camp deferred the full $98,000 of their stock compensation for 2012 (13,842 common stock units each) into their DDCP accounts.

(4)	Represents spousal travel and tax gross-ups thereon.

(5)	Includes director fees for service on a non-standing committee for part of 2012.

COMPENSATION OF EXECUTIVE OFFICERS
Compensation Discussion and Analysis

The following Compensation Discussion and Analysis (CD&A) should be read in conjunction with the compensation tables beginning on page 39. This CD&A details the decisions regarding our compensation programs and practices as they relate to our Named Executive Officers (NEOs). Our NEOs for 2012 were:

•	Edward F. Lonergan, Chief Executive Officer

•	Brian W. Kocher, Senior Vice President & Chief Financial Officer

•	Kevin R. Holland, Senior Vice President & Chief People Officer

•	James E. Thompson, Senior Vice President & General Counsel

•	D. Deverl Maserang II, Senior Vice President, Value Chain

•	Michael B. Sims, former Senior Vice President & Chief Financial Officer

•	Fernando Aguirre, former Chairman, President & Chief Executive Officer

Executive Summary

Key Changes to Our Compensation Policies Following the 2012 Say on Pay Vote & 2012 Pay-for-Performance Results

At our 2012 Annual Meeting, we did not receive a majority vote from shareholders on our say on pay proposal. In response to this vote, the Board of Directors (Board), under the leadership of the Compensation Committee (Committee), undertook a comprehensive review and analysis of our entire approach to executive compensation. As a result of this work, we made substantial changes to our compensation policies and practices that reflect the views and advice of many major shareholders, and the review and design assistance of the Committee's independent compensation consultant, Towers Watson. It is also important to note that these changes also were driven by the shift in the business strategy implemented by the Board in the second half of 2012.

A vital part of this work was the time we spent speaking with our shareholders before and after the 2012 Annual Meeting. We undertook this outreach to ensure we fully understood their concerns and perspective about our previous executive compensation policies and their views as to how we should remedy them. We also sought confirmation that our changes addressed their concerns. As part of this process, the Chair of the Compensation Committee, the newly appointed Chairwoman of the Board and other members of the Committee and management held a series of telephonic meetings with eight of our top 20 shareholders, who in the aggregate held approximately 41% of our outstanding shares, and with representatives of the major proxy advisory firms. The changes to our compensation policies and practices strongly reflect what we learned in these meetings, and investor responses to the changes have been overwhelmingly positive.

These changes also reflect our efforts to make our executive compensation policies take into account the unique and challenging situation the company faced in 2012 and continues to face in 2013. The first action taken by the Board and the Committee was to hire Mr. Edward F. Lonergan as Chief Executive Officer. Hiring an experienced, highly skilled turnaround specialist like Mr. Lonergan as CEO is essential for us to rapidly improve our results and to successfully implement our new business strategy. In light of current economic conditions, senior executives with Mr. Lonergan's skill set are very much in demand, and at the time he came to Chiquita a number of other companies were competing to hire him. Accordingly, we structured his compensation package to induce him to select Chiquita over competing companies and to incentivize him to implement and execute our new strategy to improve our results. To ensure that we have the flexibility to adjust Mr. Lonergan's incentives as our needs and performance profile change, we limited his initial employment term to two years.

With respect to our former Chairman, President and Chief Executive Officer, our obligations to him were defined substantially by binding contracts dating back to 2004 that we could not alter in connection with the changes we have made to our compensation policies. However, we believe that the prospective compensation philosophy changes that have now been made will prevent the concerns that shareholders expressed about Mr. Aguirre's compensation from arising with future Chief Executive Officers.

With respect to our continuing NEOs, their compensation reflects our recent financial performance and business challenges. Among other things, they received no cash or equity payments under our short- and long-term incentive plans for

2012 as performance goals were not achieved. In an effort to focus on our turnaround goals in 2013, no executive officers are receiving merit salary increases, and we suspended the full matching contribution in the Capital Accumulation Plan (CAP), non-qualified deferred compensation plan and the discretionary portion of the company matching contribution in the qualified 401(k) Plan. These matches will be reinstated if the company achieves its budgeted financial targets for 2013.

The table below describes the key concerns our shareholders raised and the changes we have made to address them.

Stockholder Concerns	Prior Approach	Changes for 2013 Programs
Peer Group - inclusion of companies three and four times our revenue	Size of peers ranged from .52 to 4.2 times the size of Chiquita in terms of revenue	Size of peers now range from .50 to 2.3 times the size of Chiquita
	Chiquita was positioned at the 32nd percentile relative to peer revenue	Chiquita is now positioned at the 45th percentile relative to peer revenue
	Median revenue of peer group was $4.6 billion	Median revenue of new peer group is now $3.6 billion
	Certain peers had revenues more than 2 times Chiquita's	Removed all companies more than two times Chiquita revenues, other than Dole Food Company Inc., which is our direct competitor
Total direct compensation for CEO reduced by approximately 10% using new peer group
CEO pay-for performance misalignment	CEO's base salary and target bonus were above the median of our old peer group	Edward F. Lonergan named CEO in October 2012. Mr. Lonergan's total annualized salary and target cash bonus are at the 25th percentile relative to new peer group
	Annual cash bonus target was 130% of base compensation	Annual cash bonus target reduced to 100% of base compensation
Reduced and insufficient emphasis on Relative Total Shareholder Return (RTSR) in the 2011-2013 Long-Term Incentive Plan	RTSR comprised 20% of goals	RTSR weighting increased to 50%
Lack of disclosure of performance cycle goals	Long-term goals were not disclosed for competitive reasons	Free cash flow goal for our most recent long-term plan is disclosed in this proxy statement
Mix of performance vs. fixed equity awards	60% Performance-based 40% Time-based	70% Performance-based 30% Time-based
CEO and Chair positions not separated	Both were held by former CEO	CEO and Chair positions have been separated; new Chairwoman appointed
Excise tax gross-up provision	CEO contract contained excise tax gross-up upon change in control	No excise tax gross-up in new CEO agreement or any other agreement

Overview of Executive Compensation Program Objectives
Our compensation programs are designed to help us recruit, retain and motivate the executive talent to successfully manage our business, and to align compensation with financial performance. The key elements of our compensation program for executive officers are intended to:

•	encourage and reward current business outcomes through base salaries and performance-based annual incentives;

•	reward sustained performance at specified levels and encourage retention through annual restricted stock unit (RSU) awards and other one-time equity awards under the company's Stock Plan;

•	reward achievement of the company's longer-term business goals through performance-based three-year LTIP awards; and

•	foster alignment of executive management with the interests of shareholders through equity incentive awards and stock ownership, in accordance with stock ownership guidelines.

The compensation programs are designed to motivate employees to achieve business objectives and maximize their long-term commitment to our success and to our goal of delivering strong shareholder returns.
Current compensation decisions are guided by the Committee's formal Compensation Philosophy described below, by Equity Guidelines and by Stock Ownership Guidelines for Executive Officers, both described beginning on page 37.

Executive Compensation Philosophy

The Compensation Committee has a formal Compensation Philosophy for executive officers that it reviews periodically. The Committee's philosophy is to develop short-term and long-term incentive programs that reward financial performance and value creation for our shareholders. Our executive compensation programs are designed to strike an appropriate balance between our short-term goals and long-term incentives. Each element of the executive compensation structure targets total direct compensation within a competitive range to the median of the market data. Long-term compensation award opportunities for an executive officer are based upon consistent performance as well as an assessment of the officer's potential for future contributions. The balance of short- and long-term incentive compensation and cash and equity incentive compensation varies depending on the level of an individual's responsibilities, with an increased weighting on longer-term and equity incentives for more senior executives.

To that end, the Committee set the long-term incentive target for 2012 for executive officers at approximately 50% of total direct compensation. This is intended to focus management's attention on achieving appropriate long-term initiatives that increase shareholder value. In addition, short-term (annual) incentive compensation for 2012 was approximately 20% of the total direct compensation of the executive officers with annual salary making up the remainder. Mr. Longeran's long-term incentives are more heavily weighted due to his inducement option grant, which vests over two years.

The Committee also placed more emphasis on variable pay as a percentage of total direct compensation. Variable pay constituted approximately 64% of Mr. Lonergan's total direct compensation and 55% of the other NEOs total direct compensation.

On average, the target "total direct compensation" (the sum of base salary, target annual incentives and target long-term incentives) for the Named Executive Officers based on 2012 compensation is slightly above the Peer Group data median and published survey data median from 2012. Actual realized cash compensation for the 2012 performance year, however, was significantly below target for each of the NEOs since they received no awards under either the Management Incentive Plan (MIP) or the Long-Term Incentive Plan (LTIP). The use of published survey and peer group data is discussed in detail in the section entitled "Use of Peer Groups."

Compensation Risk Assessment

The Committee has reviewed and discussed the structure of our compensation programs to assess whether any aspect of the programs could potentially be expected to provide an incentive to our executive officers or other employees to take unnecessary or inappropriate risks that could threaten our operating results, financial condition or affect long-term shareholder value.

Based on its annual review, the Committee believes our compensation programs represent an appropriate balance of short- and long-term compensation and do not encourage executive officers or other employees to take unnecessary or excessive risks that are reasonably likely to have a material adverse effect on the company. The Committee's review also considered our internal controls, policies and risk-mitigating components in our incentive arrangements currently in place, as well as the Committee's formal review and discussion.

Our executive compensation program includes the following features to guard against excessive risk:

Feature	Component	Purpose
Compensation Mix	• Fixed and contingent • Annual cash incentive • Long-term equity • Performance-based equity • Time-based equity	• Ensures executive focus on long-term results and sustainability of the company
Limit on Maximum Incentive Payout	• 225% of target in MIP • 200% of target in LTIP	• Helps ensure incentive opportunities are meaningful and maximum payout only achieved with top quartile performance
Stock Ownership Guidelines	An executive officer generally cannot sell stock until s/he satisfies the guideline • 5 times salary for the CEO • 3 times salary for all other executive officers	• Aligns interests to long-term growth • Limits capture of short-term fluctuation in stock price
Recoupment Policy	• Recovery of annual or long-term incentive compensation in event of a material revision of the financial results or metrics upon which the awards were based due to malfeasance	• Helps ensure results are sustainable • Discourages malfeasance
Board Approval of Transactions	• Full Board approval of significant transactions • Compensation Committee may exercise discretion to decrease award amounts	• Maintains focus on executive of operational plans

Use of Peer Groups

In making compensation recommendations and decisions for all of the executive officers, including the Named Executive Officers, the independent members of the Board (in the case of the CEO) and the Compensation Committee (for all other executive officers) review individual executive officer job profiles and compensation in comparison to publicly available information in proxy statements, summarized data reported in purchased survey reports, and to data from our Peer Group, described below.

The Committee annually reviews our Peer Group of companies used for executive officer compensation benchmarking. Given the substantial changes we made to our compensation programs, the Committee conducted a comprehensive assessment of our peer group in 2012. In selecting peer companies, the Committee believes that the following principles are appropriate:

•	Objectively selected - Companies should be selected based on pre-determined criteria to ensure objectivity in the process.

•
Representative sample - A sufficient number of companies should be included such that adequate data are provided with which to reach valid conclusions, but that the sample size should not be so large that it becomes unmanageable.

•
Regular review - Because markets are dynamic and the structure and ownership of companies change, the peer group should be revisited annually; however, frequent, major adjustments in the composition of the peer group should be avoided unless required due to corporate transactions or other events that may impact peer companies, or dramatic shifts in the company's business or strategy.

•
Relevance - Selected peers should be reasonably related in terms of industry and global scope, as well as companies with which the company competes for executive talent, customers or investors. Particular emphasis will be placed on the food and beverage, and the consumer packaged goods industries.

•
Comparability - The following metrics should be considered: revenue, net income, market capitalization, assets, number of employees and total shareholder return. Ideally, we should rank near the median of the peer group on each of these metrics, with the primary weighting on revenue since, due to the nature of our business and operations, our relative ranking in that metric should be less volatile than in the other metrics.

•
Methodology - The initial screen should include companies in our Standard Industrial Classification (SIC) code that are between 50% and 200% of the company on each of the metrics independently (with the range expanded as necessary to ensure appropriate industry representation); the Peer Group then should be constructed from this universe based on the best fit (industry, financial and global scope).

The table below identifies our Peer Group companies from 2010 through 2013. Companies in the left column have been in the Peer Group for all periods. Companies in the middle column were added to the Peer Group in September 2012. Companies in the in right column were removed from the Peer Group in September 2012, but they will continue to be used as available to determine the RTSR the component of LTIP performance cycles beginning prior to 2013.

Peers for 2010-2013	Additions September 2012	Deletions September 2012
Brown-Forman Corporation	Coca-Cola Bottling Co. Consolidated	Campbell Soup Company
Church & Dwight Co. Inc.	Cott Corporation	Central Garden & Pet Company
The Clorox Company	Dr. Pepper Snapple Group, Inc.	Dean Foods Company
Constellation Brands, Inc.	Green Mountain Coffee Roasters, Inc.	Del Monte Foods Company*
Dole Food Company, Inc.	Mead Johnson Nutrition Company	H.J. Heinz Company
Energizer Holdings, Inc.	Snyder's-Lance, Inc.	Hormel Foods Corporation
Flowers Foods, Inc.		Ralcorp Holdings, Inc.*
Fresh Del Monte Produce, Inc.
The Hershey Company
Ingredion Incorporated
McCormick & Company, Incorporated
Molson Coors Brewing Company
The J. M. Smucker Company
Sanderson Farms, Inc.
Treehouse Foods, Inc.
*Del Monte Foods Company was included in the peer group until it was acquired by a private investor group in March 2012. Ralcorp Holdings, Inc. was included in the peer group until it was acquired by ConAgra Foods in January 2013.

As a result of its comprehensive peer group review in September 2012, and consistent with the advice of its independent compensation consultant and views expressed by our shareholders, the Committee made substantial changes to the Peer Group. These changes were in response to concerns expressed about the relative size of a number of peers and Chiquita's positioning within the group. Campbell Soup Company, Dean Foods Company, H.J. Heinz Company and Hormel Foods Corporation, companies more than twice Chiquita's size, were removed from the Peer Group. In addition, Central Garden and Pet Company was removed due to its dissimilar product offering and retail focus. These companies were replaced with the Coca-Cola Bottling Co. Consolidated, Cott Corporation, Dr. Pepper Snapple Group, Inc., Green Mountain Coffee Roasters, Inc., Mead Johnson Nutrition Company and Snyder's-Lance, Inc. The revenue of the revised Peer Group now ranges from .50 to 2.3 times that of Chiquita, placing the Company at the 45th percentile relative to this peer group. It should be noted that Mr. Lonergan's compensation package was developed based on this revised Peer Group.

In addition to the use of Peer Group data, to the extent available, the Committee places significant emphasis on data which it reviews, analyzes and aggregates from purchased surveys by major consulting firms such as Towers Watson, Mercer and Aon Hewitt. When available, the Committee utilizes data from these surveys that are limited in scope, such as only those companies with comparable revenue and/or industry, so that they most accurately reflect the scope of responsibility for each respective executive officer. The Committee uses this same process for reviewing, analyzing and aggregating data for other executives who are not executive officers.

Establishing Executive Compensation

The Committee reviews market information derived from the published survey data and provided in public filings with the SEC by the Peer Group companies to evaluate target total direct compensation, and the allocation of this amount among salary, annual cash incentive, RSUs and long-term equity incentives. A summary of each of the elements of total direct compensation for each executive officer, along with the market information for these same elements for executives with similar roles, is reviewed by the Committee. As a result of the review of this market and peer group data, significant changes were made to the executive compensation program for 2013. These changes are outlined in the "Elements of Compensation."

In February 2013, Towers Watson, the Committee's independent executive compensation consultant, conducted wealth accumulation analyses for each of the current executive officers to understand how an executive's realized wealth could build over time and the extent the wealth maintains alignment with shareholders. The review considers various stock price scenarios, both equity awards already granted and future awards, and assumes grants of similar value in future years. Further, the Committee reviewed the currently unvested RSU and LTIP opportunities for incomplete performance cycles so as to evaluate the retention value associated with current outstanding awards and to make sure that the appropriate retention value is achieved. Findings indicated that the desired level of retention value is not achieved for most of our executive officers under probable potential payout scenarios. The Committee determined that the results of this analysis generally demonstrated proper leverage on the upside but that the retentive value of currently-outstanding awards is below expected levels, driven primarily by prior years' financial performance that was below expectations. The Committee expects to conduct a similar wealth accumulation analysis periodically to assess the results over time.

Elements of Executive Compensation

The principal elements of our executive officer compensation are base salary, annual incentive awards, annual grants of RSUs, LTIP awards and other compensation consisting of qualified and nonqualified deferred compensation plans and limited perquisites. Each element is described briefly below and additional details are included in the tables beginning on page 39.

Base Salary

The Committee views base salary as the foundation for our executive compensation programs. Base salaries are intended to ensure that our compensation practices are competitive within our industry and across the general marketplace. To help assess the annual salary of our executive officers, the Committee reviews salary data collected from our peer group and published market surveys. The Committee believes that the target salary for each of our executive positions should be at the median base salary of similar positions in the marketplace. The Committee also believes that salaries for executives with significant experience and strong past performance should not generally exceed the 75th percentile of the comparable position within the market data. Mr. Lonergan's salary is below the 25th percentile of our peer group and survey market data; Mr. Kocher's salary is below the median of our peer group and slightly above the median of the survey market data; Mr. Holland's salary is above the 75th percentile of our peer group data, and between the median and 75th percentile of the survey market data; Mr. Thompson's salary is slightly above the median of our peer group data and slightly above the 75th percentile of the survey market data; Mr. Maserang's salary is below the 25th percentile of both the peer group and survey market data. All percentiles to the peer group refer to the adjusted group at September 2012. The Committee recommends to the Board of Directors the base salary for the Chief Executive Officer and establishes the base salary for the other NEOs. Based on its consideration as well as recommendations from the Chief Executive Officer, the Committee uses its judgment to determine the appropriate base salary for each executive officer. Individual performance is reviewed and rated for executive officers annually.

The salaries paid to the Named Executive Officers in 2012 are shown in column (c) of the Summary Compensation Table on page 39. In February 2012, the Committee (and in the case of Mr. Aguirre, our former CEO, the independent members of the Board) reviewed the base salary of each of the NEOs for possible adjustment. In each case, the principles and market data discussed above were considered. After that review, the following adjustments to base salaries were made effective February 27, 2012:

Executive Officer	Amount of 2012 Increase	2012 Annual Salary	% Increase
Brian W. Kocher	10,000	500,000	2%
Kevin R. Holland	15,000	460,000	3.4%
James E. Thompson	15,000	470,000	3.3%
D. Deverl Maserang II*	80,000	340,000	31%
Fernando Aguirre	0	1,030,000	0
*The adjustment to Mr. Maserang's salary was made in recognition of his promotion to SVP, Value Chain in June of 2012, however the salary remained under the 25th percentile of the Peer Group and market surveys.

In February 2013, the Committee determined, on the recommendation of the CEO, that there would be no merit salary increases for executive officers in 2013. Mr. Maserang received the second portion of a market-based increase to glidepath his salary toward the median of the revised Peer Group and market surveys in light of his promotion in June 2012.

Cash Bonus

Pursuant to Mr. Lonergan's employment agreement, he received a pro-rated bonus in respect of 2012 in lieu of any sign-on bonus. In addition, Mr. Thompson received a bonus to reward him for the successful conclusion of certain legal matters. These bonuses are reflected in column (d) of the Summary Compensation Table on page 39.

Annual Management Incentive Program (MIP) Awards

Manager-level employees and above (approximately 330 individuals in 2012) are eligible to participate in the MIP. MIP awards are paid in cash except as described below under "Stock Ownership Guidelines for Executive Officers." The MIP payment to an individual is equal to the individual's incentive opportunity target, multiplied by a company achievement factor, which can range from 0% to 150%, multiplied by an individual performance factor, which can range from 0% to 150%, subject to reduction at the discretion of the Compensation Committee. After application of the maximum company achievement factor of 150% and the maximum individual performance factor of 150%, an individual's maximum annual incentive is 225% of his or her incentive opportunity target.

1. Alignment with Shareholder Interests. We believe that the following attributes of the MIP further our long-term business plan and help to ensure that the interests of our executives remain aligned with the interests of our shareholders:

•
The MIP pool is funded solely based on our achievement of our financial results. Thus, there is no incentive pool for executive officers if we do not achieve a threshold level of profitability, and no pool was funded for 2012, 2011 or 2010.

•	MIP payouts require the recipient to meet or exceed one or more individual performance objectives.

•
The individual performance factor acts as a multiplier to achievement based on corporate financial results. Lower-performing executives are not unduly enriched by virtue of strong financial performance in other parts of the business.

•
The maximum MIP payout for any executive is capped at 225% of his or her target award. The maximum MIP payout can be realized only if both the company's financial results and the executive's individual performance factor are achieved at the maximum level possible.

•	MIP awards are calculated on a self-funding basis, meaning they are payable only after taking into consideration the impact on net income of the accrual for the awards themselves.

•	Amounts paid or payable are subject to recovery pursuant to our recoupment policy.

2. MIP Award Methodology. Based on our business plan, the Committee approves the financial performance goals to be used to determine the company achievement factor for the coming year. The company achievement factor applies to all MIP-eligible employees and is expressed in terms of minimum (threshold), target and maximum performance as follows, with achievement between the levels determined by interpolation:

Performance Goals	Company Achievement Factor
Threshold	At or below threshold, 0% achievement factor
Target	At target, 100% achievement factor
Maximum	At or above maximum, 150% achievement factor

The individual performance factor for all executive officers is capped at 150%. The Committee (and in the case of the CEO, the independent members of the Board) may exercise its negative discretion to reduce this individual performance factor based on the individual's actual performance during the year against personal objectives and objectives applicable to his or her business or functional unit set at the beginning of the year.

The Committee approves a cash incentive opportunity target for each executive officer, which is expressed as a percentage of the executive's base salary. The annual incentive target percentage is determined principally according to published survey and Peer Group market data, as well as the responsibilities of the executive officer's position and his or her potential impact on financial results. Typically, those with greater responsibilities or with greater potential to impact financial results receive higher MIP targets. The percentage assigned to any given position tends to remain constant from year to year. For 2012, the target percentages were 100% for Mr. Lonergan, 70% for Messrs. Kocher and Maserang, 65% for Mr. Holland, and 60% for Mr. Thompson. The incentive opportunity targets for other MIP-eligible employees, including the other executive officers, range from 10% to 50% of their base salaries.

In determining the performance goals for 2012, the Committee considered the volatile nature of the industry in which we operate, as well as our performance and the incentive payment percentages achieved in recent years (150% for 2009, 0% for 2010 and 0% for 2011). The Committee noted that the incentive payment percentage based on our financial achievement has been highly volatile which could have a negative effect on our ability to attract and retain talented employees in the future.

After careful consideration of our operating results in 2011, and the improving but still uncertain economic environment and the long-term growth plans for our business, the Committee concurred with management's recommendation to structure the 2012 MIP similarly to the 2011 MIP, with relative weighting of 70% Net Income (reduced from 80% in 2011) and 30% Total Revenue (increased from 20% in 2011). Further, we were required to achieve at least the threshold level of net income before any award would be paid based on total revenue achievement. This decision reflects the significant focus that the Committee believed management should continue to place on achieving profit growth while increasing top line growth in 2012.

The 2012 MIP payment was structured to equal the individual's incentive opportunity target, multiplied by the company's weighted achievement factors, multiplied by the individual's performance factor, reduced in the Committee's discretion to reflect the company's and the individual's performance for 2012.

When the Committee established the terms of the MIP for 2012, it also determined that certain factors affecting our financial performance might be outside of management's control and not be directly reflective of current operational performance, and, therefore, management should not be unduly rewarded or penalized for these factors. Accordingly, the Committee provided for the exclusion of certain factors affecting net income and revenue, such as certain gains or losses on asset sales, the impact of certain currency exchange rates to the extent they exceed specified parameters; certain weather-related impacts; certain effects of impairment charges; the impact of unbudgeted governmental investigations or proceedings, including fees and penalties to the extent they arose under prior management; certain items classified in our consolidated financial statements as items of "Other Income and Expense"; the impact of new accounting standards; losses on debt extinguishment; and other unpredictable and uncontrollable events. The Committee retained the discretion to reduce payments to executive officers under the MIP if the Committee determined that the effect of the adjustments described above did not appropriately reflect management's performance.

In summary, for 2012, the payments were to be calculated as follows:

Salary x Target % = Target Award Opportunity

Target Award Opportunity x Company Achievement Factors = Preliminary MIP Award

Preliminary MIP Award x Individual Performance Factor = Anticipated Final MIP Award

The Committee determined at the beginning of the year that on an aggregate basis, the weighted average individual performance factor for all employees could not exceed 100%.

3. Calculation of 2012 MIP Awards. Annual incentive payments are determined as soon as practicable after the end of each year.

For 2012, the performance objectives were set at the levels shown in the table below. Consistent with the MIP methodology described above, the Committee made certain adjustments to net income and total revenues for purposes of determining the company achievement factor. In the calculation of net income and total revenue, the adjustments had no effect on the final achievement of 0%. Nonetheless, the Committee applied the exclusions to maintain a consistent process for each year. For 2012, unadjusted and adjusted net income was achieved at the levels shown in the table below.

($ in millions)	Performance Objectives	Performance Achievement
		Unadjusted	Adjusted
Net Income
Threshold	$35.0
Target	53.0	$(405.0)	$(27.7)
Maximum	100.0
Total Revenue
Threshold	$3,133.0
Target	3,403.0	$3,078.3	$3,078.3
Maximum	3,628.0

Given the change in leadership and business strategy announced in the second half of 2012 and the likelihood of achieving the MIP performance measures, individual performance factors were irrelevant for 2012.

The MIP methodology described above led to the Final MIP Award, shown below for each of the Named Executive Officers.

Executive Officer	Target Award Opportunity	Final MIP Award
Brian W. Kocher	$350,000	$0
Kevin R. Holland	$299,000	$0
James Thompson	$282,000	$0
Deverl Maserang	$238,000	$0

4. 2013 MIP Program. After careful consideration of our operating results in 2012, the results of our 2012 say-on-pay vote, and input from our investors, the Committee changed the primary profit measure of the 2013 MIP to earnings before interest, taxes, depreciation and amortization (EBITDA), replacing Net Income, with a relative weighting of 70%. Total Revenue will remain as the second metric with a relative weighting of 30%. The company must meet threshold level of performance on EBITDA before any payments are made based on revenue. These changes are intended to more closely align executive compensation with financial performance and commitments being made to our shareholders.

Consistent with the program's approach in 2012, for 2013 the MIP payment will equal the individual's incentive opportunity target, multiplied by the company's weighted achievement factors, multiplied by the individual's performance factor, reduced in the Committee's discretion to reflect the company's and the individual's performance for 2013.

Equity-Based Compensation

We provide equity compensation to our executive officers and, from time to time, to other key employees through awards under the Stock Plan. In 2012, these awards took the form of grants of RSUs, and an LTIP opportunity. Award agreements for the RSUs contain unlimited confidentiality, two-year non-competition and one-year non-solicitation provisions.

A third component was added to the total equity award opportunity in 2012 for eligible executive officers, other than Mr. Aguirre, who accepted the relocation to Charlotte. This component was intended to provide an additional retention incentive in order to stabilize the leadership of the company after the relocation. Subject to achievement of a financial performance requirement, the award will be payable to any eligible executive officer who remains employed by the company through February 24, 2015. The award opportunity for each of Messrs. Holland, Kocher and Thompson is $150,000 of shares based on the closing price at the 2012 award date.

Each executive officer's total target equity compensation opportunity is based upon comparisons to published market surveys and Peer Group data at the 50th percentile level, adjusted to take into consideration the individual's responsibilities as well as the Committee's assessment of his or her performance and potential to contribute to our long-term success. At the beginning of 2012, each of the then-current NEO's total target equity compensation opportunity ranged between the 25th and 75th percentiles of the relevant published market survey and Peer Group data except for Mr. Holland, whose opportunity exceeded the 75th percentile of the Peer Group data due to his unique responsibilities beyond those of a typical Human Resources executive.

For those executives who are eligible to participate in the LTIP, which includes each of the Named Executive Officers, the target equity compensation is divided between a time-vested RSU grant and a performance-vested LTIP opportunity. In order to place more emphasis on long-term performance, 60% of target equity compensation typically has been allocated to the performance-vested LTIP and the remaining 40% is allocated typically to the time-vested RSUs until 2013 when more emphasis has been placed on performance-based LTIP awards. New executive officers are generally eligible for a prorated RSU award and LTIP opportunity at commencement of employment, unless the beginning date is close in time to that for the annual grant of RSUs. Promotions may result in additional off-cycle grants under both the annual RSU award program and the LTIP.

In considering equity incentive awards to executive officers, the Committee takes into account the dilutive effect of the awards on our shareholders, including both the annual rate of share usage and the dollar magnitude of the share value transfer from the shareholders to executives due to the grants. For each of these considerations, data are compared to that of companies in the Peer Group. Although the share value transfer of our equity awards is higher, as a percentage of total market capitalization, than the average for our peers, the Committee has concluded that this is due to our lower market capitalization rather than the dollar magnitude of the grants to executive officers.

Prior to Mr. Lonergan's employment, the company had not granted any stock options since early 2004. Mr. Lonergan's compensation package included options to induce him to select Chiquita over competing companies and to give him strong incentives to quickly improve our results and implement our new business strategy. While the Committee generally favors the use of RSU and LTIP awards to manage shareholder dilution, it considered the use of options to be appropriate in the case of Mr. Lonergan given his turnaround goals and consistency of the use of option grants in our industry. The company also explained this rationale in its discussions with shareholders.

1. Alignment with Shareholder Interests. We believe that the following attributes of the equity-based compensation program further our long-term business plan and help to ensure that the interests of our executives remain aligned with the interests of our shareholders:

•
The target RSU and LTIP award for each NEO is adjusted upward or downward from the competitive market data at the beginning of each year or performance cycle, as applicable, based on the Committee's assessment of each NEO's performance and potential.

•
The LTIP performance objectives (cumulative EPS, cumulative free cash flow and RTSR measured over a three-year period) are designed to provide focus on steadily improving shareholder value through earnings, cash flow and, in the case of RTSR, outperformance of our peers.

•
To mitigate the effect of any short term price volatility, the calculation of RTSR for the LTIP for each year in a cycle and for the full cycle is based on Chiquita's and each Peer Group company's stock price averaged over the last twenty trading days of the preceding calendar year.

•	The maximum payout of the LTIP for any executive is capped at 200% of his or her target award, regardless of actual performance results.

•
The portion of each LTIP award that is based on cumulative EPS performance against target is calculated on a self-funding basis, meaning that awards are payable only after giving effect to the impact on EPS of the awards themselves.

•
The shares acquired upon vesting, net of a limited number of shares permitted to be used to pay all or a portion of the executive's withholding and employment taxes, are subject to our Stock Ownership Guidelines.

•
LTIP awards are payable in a combination of shares and cash in substantially equal portions in order to minimize the dilutive effect of the awards on our shareholders with all required taxes withheld from the cash portion of the payment.

•	The four-year vesting schedule for RSUs and the three-year performance period for LTIP provide proper incentives for long-term decision-making and assist in the retention of valuable executives.

•	Amounts paid or payable are subject to recovery pursuant to our recoupment policy.

2. Annual RSU Grants. When granting RSUs to executive officers, the Committee determines a dollar value to be awarded to each recipient based on competitive market data, CEO recommendations (for NEOs other than the CEO), the performance of the executive and an assessment of the executive's potential. The dollar values then are converted into RSUs based on the fair market value of the common stock on the grant date. These awards generally vest in four equal annual installments beginning on the first anniversary of the grant date. The Board and the Committee believe that RSU awards provide a valuable retention tool for key executives when our performance may be adversely affected by circumstances beyond their control.

The 2012 grants to the NEOs were made effective in February 2012 and are reflected in column (i) of the Grants of Plan-Based Awards Table on page 43.

3. LTIP Awards and Methodology. Eligibility to participate in the LTIP is limited to executive officers (including the NEOs) and other senior executives, if determined by the Committee, who have the most influence on the development and execution of our strategy, as well as on our results.

Each LTIP award is granted for a three-year performance cycle. A new cycle is established effective January 1 of each year so that, at any time, three overlapping performance cycles exist. The goal or goals for each cycle are set within the first 90 days of the cycle in compliance with tax rules. The weighting and type of goals for each period follow below.

2010-2012	2011-2013	2012-2014	2013-2015
50% cumulative EPS	40% cumulative EPS	40% cumulative EPS	50% FCF
50% RTSR	40% free cash flow (FCF)	40% FCF	50% RTSR
	20% RTSR	20% RTSR

These factors were selected, respectively, to tie performance to our strategic plan to achieve profitable growth and to align most directly the interests of executives and shareholders. Achievement of results will be measured solely by the full three-year performance.

The FCF target was added in 2011 to align with our strategy and with shareholder interests to generate cash flow for support of investment and/or debt reduction. It also provided greater line of sight for actions which are controllable by management. Individual target award opportunities for the 2012-2014 performance cycle were established in the same manner as those for previous performance cycles relative to the median of the published market survey and Peer Group data for target total equity compensation with the resulting equity awards adjusted up or down based on the Committee's assessment of each participant's individual performance and potential.

For the 2012-2014 cycle, the threshold, target and maximum EPS performance objectives were set at levels intended to result in an approximate probability of payout at 80% for threshold, 50% for target and 10% for maximum as determined qualitatively by the Committee. The RTSR performance objectives at the threshold, target and maximum levels are the 25th, 50th and 75th percentile, respectively, with amounts interpolated for performance between these levels.

Consistent with the MIP, when the Committee established the terms of each performance cycle, it determined that certain factors affecting our financial performance might be outside of management's control and not be directly reflective of operational performance, and that management should not be unduly rewarded or penalized for these factors. Accordingly, the Committee provided for the exclusion of the same factors as those described above under "MIP Award Methodology," as well as the exclusion of shares issued upon conversion of the company's 4.25% Convertible Senior Notes due 2016 and the effects of any share purchases. The Committee also retains negative discretion to reduce awards consistent with the terms of the LTIP. When establishing cumulative EPS goals, the Committee reviewed our most recent performance and then-current business plan and included earnings growth targets with consideration of estimates by the Institutional Brokers Estimate System (IBES), and considered its own assessment of a reasonable level of improved profitability.

For each LTIP participant for the 2012-2014 performance cycle, the target LTIP award opportunity is a number of shares calculated by dividing the target amount, denominated in dollars, by the average fair market value of a share of common stock over the last 20 trading days immediately preceding the beginning of the LTIP performance period. This approach was recommended by the Committee's independent compensation consultant to minimize the potential volatility inherent in using only a year-end stock price and, since the award is payable in shares, the ultimate value realized by executives would reflect changes in stock price during the three-year performance cycle. The 20-day average price in December 2011 was $8.2335. The threshold, target and maximum opportunities for the 2012-2014 performance cycle for the NEOs are reported in columns (f), (g) and (h) of the Grants of Plan-Based Awards Table. The participant will receive none of the target number of shares if the threshold level is not achieved, 100% if the target level is achieved and 200% if the maximum level is achieved, subject to the adjustments described above, with amounts interpolated for performance between these levels.

4. LTIP Program for 2013-2015 Performance Cycle. The Committee made the following changes to the plan design for the 2013-2015 performance cycle:

•	Eliminated EPS as a metric

•	Increased FCF weighting from 40% to 50% (three-year cumulative FCF goal of $177 million)

•	Increased RTSR weighting from 20% to 50%

•	Moved from 60% performance awards and 40% time vested awards to 70% performance awards and 30% time vested awards

As discussed above, these changes were made in direct response to shareholder feedback following our 2012 say on pay vote. The company believes that these changes will result in increased focus on shareholder return and business results.

Individual target award opportunities for the 2013-2015 performance cycle were established in the same manner as those for the 2012-2014 performance cycle relative to the median of the published market survey and the new Peer Group data for target total equity compensation, with the resulting equity awards adjusted up or down based on the Committee's assessment of each participant's individual performance and potential.

5. Status of Prior LTIP Performance Cycles. LTIP awards are determined as soon as practicable after the end of each performance cycle.

For the 2010-2012 performance cycle, the threshold (minimum), target and maximum performance objectives for cumulative EPS were set in early 2010 at $7.06, $8.20 and $9.83, respectively. Consistent with the methodology described above, the Committee included certain adjustments to EPS for purposes of determining the company achievement factor. For the 2010-2012 performance cycle, adjusted cumulative EPS equaled $1.22 which resulted in an achievement factor of 0%. Unadjusted cumulative EPS was $(6.27).

No award for the portion of the LTIP based on relative TSR was earned as the actual result for the performance cycle was also below the threshold level of the 25th percentile of the Peer Group. Overall, LTIP awards for the 2010-2012 performance cycle were earned at 0% of target and no payments were made.

Results for the 2011-2013 and 2012-2014 performance cycles will be disclosed after the end of each completed performance cycles.

6. Performance Award Opportunity for Mr. Aguirre. In February 2012, the independent members of the Board approved an award opportunity of 68,360 shares which had a value of $700,000 on the grant date and payable upon the first annual anniversary of the grant date contingent upon completion of key strategic growth initiatives as specified by the Board and our net income being at least at the threshold level in the MIP for 2012. These goals were not met and this award was not paid to Mr. Aguirre.

All Other Compensation.

Deferred Compensation Plans. The Committee believes that maintaining deferred compensation plans furthers our philosophy of providing benefit programs that are market competitive with those generally offered by similarly sized companies and that encourage retention through long-term savings on a tax-efficient basis. Thus, executive officers who participated in our 401(k) Plan and Capital Accumulation Plan (CAP) were eligible for company contributions. As discussed under "Establishing Executive Compensation," periodically the Committee reviews the extent to which wealth has been accumulated under these plans. However, the primary focus of the Committee with respect to this element of our compensation is on establishing a program that is competitive so as to enable the company to attract and retain qualified employees. We do not have any defined benefit or supplemental retirement plans.

We provided matching contributions in our 401(k) Plan to substantially all non-union U.S. employees, including the Named Executive Officers. During 2012, the matching contribution was comprised of two components, the first equal to 100% (basic match) and the second equal to 50% (discretionary match) of employee contributions of up to 6% of eligible compensation, subject to annual legal maximums. The basic match vests immediately in order to qualify as a safe harbor match under the terms of the Internal Revenue Code. The discretionary match vests at 20% per year of employment and will be fully vested after five years. For 2012, the maximum annual company match was $22,500 per eligible employee.

As stated earlier, management suspended the full matching contribution in the Capital Accumulation Plan (CAP), non-qualified deferred compensation plan beginning in 2013. In addition, the company also suspended the discretionary portion of the company matching contribution in the qualified 401(k) Plan. These matches will be reinstated if the company achieves its budgeted financial targets for 2013.

Further information on the contributions and terms of the CAP is included under "Deferred Compensation" beginning on page 48.

Perquisites and Other Personal Benefits. The Named Executive Officers are entitled to participate in benefit programs generally made available to all employees, such as medical, dental and life insurance coverage. Otherwise, we provide very limited perquisites to our executive officers, including the Named Executive Officers. Based on discussions with the Committee's independent compensation consultant and comparisons to published survey data, we believe that we offer fewer types and lower levels of perquisites to our executive officers than other similarly sized companies, including those in our Peer Group.

As previously disclosed, our standard perquisites currently include eligibility for an executive health program; spousal travel to accompany an executive for up to two business-related trips not to exceed $15,000 annually; and financial and tax planning services up to $10,000 annually.

We also reimburse for the taxes on personal benefits related to the executive physical program, spousal travel and relocation expenses.

In conjunction with the relocation and consolidation of the company's headquarters and other staff in 2012, each then-current executive officer was offered a package of relocation benefits. The executive officers who accepted the relocation offer and completed the relocation were eligible for payments related to the following: home sale and purchase assistance; professional packing and moving of household goods; shipment of two vehicles or mileage reimbursement if driving to Charlotte; final moving expenses; home search trips; temporary housing for 90 days; and miscellaneous expense allowance.

All relocation payments are subject to gross-up for tax purposes to the extent they are included in the executive officer's income. This gross-up is consistent with the company's standard relocation policy and was offered to all employees relocating to Charlotte. We believe it is consistent with current relocation packages for other companies.

All relocation benefits are subject to a repayment obligation for any executive officer who leaves the company voluntarily or as a result of a violation of the Chiquita Code of Conduct within twelve months after the first day of his assignment in Charlotte.

For 2012, the incremental costs of personal benefits for the Named Executive Officers are included in column (i) of the Summary Compensation Table along with other reportable amounts. We calculate the value of the above personal benefits on a dollar cost basis per person.

Employment and Severance Agreements

We have change-in-control severance arrangements with each of the current NEOs other than Mr. Lonergan. Mr. Lonergan's employment agreement covers change-in-control and termination of employment scenarios. A prior employment agreement with Mr. Kocher entered into in connection with his move to Europe was terminated with his return to the United States. The Committee established these arrangements to provide for an orderly succession and stability in the executive ranks during times of potential uncertainty, as well as to help secure covenants for non-competition and non-solicitation. We also entered into a transition agreement with Mr. Aguirre that incorporated the company obligations under his employment agreement. Please see "Employment Agreements and Other Arrangements" beginning on page 49 for a description of these agreements and the reasons the components of compensation were provided.
Timing of Equity Awards and Equity Guidelines

We have not timed, and do not intend to time, our public release of material information for the purpose of affecting the value of executive compensation. Our Equity Guidelines include formal practices for pricing LTIP awards and grants of RSUs. Annual grants of RSUs for all eligible employees are approved during, or pre-approved with an effective grant date during, a trading "window period," which we define as a period beginning on the third day following release of our financial results for the prior fiscal quarter and ending 15 days before the end of the current quarter. Grants of RSUs to newly appointed or newly promoted executive officers are effective on the date approved by the Compensation Committee (or, if later, the first day of employment); grants of RSUs to other new hires or in connection with promotions in any month are effective on the last trading day of the month in which employment commences or the promotion becomes effective. If we are in possession of material non-public information at the time of any proposed grant, action may be deferred until the information has been made public. In addition, the Board has adopted guidelines to permit corporate insiders (directors, officers, and other key employees and insiders) to develop prearranged trading plans under Rule 10b5-1 of the Securities Act of 1934 that enable them to buy or sell company securities at specified times in the future; these plans minimize the risks of insider trading violations.

Stock Ownership Guidelines for Executive Officers

The Committee established a stock ownership guideline for the CEO in 2004 that requires ownership of five times the annual base salary in Chiquita common stock. Ownership guidelines were established for other executive officers, and the guideline for the CEO was reaffirmed, in March 2006. Each executive officer other than the CEO is required to own three times his or her annual salary in Chiquita common stock within five years from the date of hire (or, if applicable, promotion) before any shares may be sold. Progress toward the goal is expected to be approximately 20% per year, and is reviewed annually. If a person's guideline amount is not met by the end of five years, 50% of the person's future awards under the MIP will be made in shares until such time as the guideline is met. In addition, until the full guideline is satisfied, a person subject to the guideline may not, without Board approval, sell stock, including shares received upon the vesting of RSUs or the exercise of stock options, other than to pay (1) the exercise price of options or (2) withholding and any additional taxes resulting from the vesting or exercise of the awards. Shares held in our 401(k) Plan and Employee Stock Purchase Plan; unvested RSUs; the value of exercisable "in-the-money" employee stock options (fair market value less exercise price); and any other shares of common stock beneficially owned by the participant count toward the ownership guidelines.

Since they are performance-based, LTIP shares are not counted towards meeting the ownership guideline until the awards vest and the shares are issued. For purposes of measuring compliance with these guidelines, the value of the shares owned (as defined above) is the greater of the acquisition price or the closing price on the last trading day of the year prior to the measurement date.
As of December 31, 2012, Messrs. Holland, Kocher and Thompson had met their respective stock ownership guidelines, and Messrs. Lonergan and Maserang had met their respective expected progress toward the goals.
Limitations on Stock Transactions

In addition to our Stock Ownership Guidelines for Directors and Executive Officers, our Insider Trading Policy prohibits directors, and all employees from entering into short-term or other speculative transactions involving Chiquita securities such as short sales, buying or selling options, hedging transactions or frequent trading. The policy also requires consultation with our legal department before using Chiquita securities in a margin account or pledging them as collateral for a loan.

Tax Considerations

Section 162(m) of the Internal Revenue Code prohibits us from taking an income tax deduction for any compensation in excess of $1 million per year paid to our chief executive officer or any of our other four most-highly compensated executive officers, unless the compensation qualifies as "performance-based" pay under a plan approved by shareholders. To the extent practicable, the Committee grants performance-based compensation intended to be deductible. However, the Committee believes that we must be able to attract, retain and reward the executive leadership necessary to execute our business strategy. Therefore, the Committee may authorize compensation that is not deductible when it believes this is in the company's best interests.

Compensation Tables
The table below summarizes, for the years indicated, the compensation of our principal executive officer, principal financial officer and the other executive officers required to be included under SEC rules (collectively referred to as the Named Executive Officers). Edward F. Lonergan joined the company as President and Chief Executive Officer in October 2012. Fernando Aguirre, who separated from the company in October 2012, served as Chairman, President and Chief Executive Officer until his separation. Michael B. Sims, served as the company’s Senior Vice President and Chief Financial Officer until his resignation in February 2012.
Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	All Other Compen-sation(5) ($)	SEC Total ($)	Realized Compensa-tion Total(6) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(i)	(j)
Edward F. Lonergan President and Chief Executive Officer	2012	173,077	209,589	1,774,579	3,859,366	145,835	6,162,446	528,501
Brian W. Kocher Senior Vice President and Chief Financial Officer	2012 2011 2010	498,078 476,544 416,539	-0- -0- -0-	1,258,291 1,180,303 1,041,169	-0- -0- -0-	222,639 36,118 77,201	1,979,008 1,692,965 1,534,909	877,460 799,589 778,388
Kevin R. Holland Senior Vice President and Chief People Officer	2012 2011 2010	457,116 438,278 408,615	-0- -0- -0-	1,064,971 973,891 878,576	-0- -0- -0-	251,636 63,288 53,125	1,774,069 1,475,457 1,340,316	848,138 769,710 806,541
James E. Thompson(7) Senior Vice President, General Counsel and Secretary	2012	464,231	125,000	1,014,970	-0-	94,047	1,698,248	803,995
D. Deverl Maserang II(7) Senior Vice President, Value Chain	2012	303,078	-0-	683,975	-0-	421,535	1,408,588	782,281
Fernando Aguirre(8) Former Chairman of the Board, President and Chief Executive Officer	2012 2011 2010	835,886 1,024,239 998,269	-0- -0- -0-	5,186,498 4,814,879 4,471,113	-0- -0- -0-	6,109,984 115,423 129,039	12,132,368 5,954,541 5,598,421	7,577,215 2,522,665 3,017,695
Michael B. Sims(8) Former Senior Vice President and Chief Financial Officer	2012 2011 2010	90,231 450,392 408,615	-0- -0- -0-	-0- 1,004,813 838,573	-0- -0- -0-	91,073 73,362 99,980	181,304 1,528,567 1,347,168	181,304 723,847 787,847

(1)	Includes amounts deferred under our Capital Accumulation Plan. See "Deferred Compensation."

(2)
For Mr. Lonergan represents pro-rata bonus at target, in lieu of a sign-on bonus, in accordance with the terms of his employment agreement. Further information on Mr. Lonergan's employment agreement is included under

"Employment Agreement and Other Arrangements" beginning on page 49. For Mr. Thompson represents a special bonus paid in recognition of his successful management and conclusion of a legal matter.

(3)	In accordance with SEC regulations for the Summary Compensation Table, the "Stock Awards" column for 2012 includes:

(i) the aggregate grant date fair market value of time-vested restricted stock unit awards during each year, disregarding the risk of forfeiture;

(ii) the aggregate grant date fair market value of special retention and stabilization stock incentive award which vests as to 100% on the third anniversary of the date of grant if certain performance measures associated with the relocation of the headquarters are met; and

(iii) the aggregate grant date fair value of target 2012-2014 LTIP awards, based on the grant-date expectation of the number of performance shares that ultimately will be issued for each award. LTIP performance shares are earned based in part on our achievement of cumulative earnings per share and cumulative free cash flow targets over a three-year performance period and in part on total shareholder return relative to a group of peer companies over the same period. The aggregate grant date fair value is consistent with our grant date estimate of aggregate compensation expense expected to be recognized for the Named Executive Officers over the three-year performance period, excluding the effect of forfeitures. However, the number of shares ultimately issued under the LTIP award is not determined until the end of the performance period, could range from 0-200% of the original expectation depending on our performance during the period and are expected to be settled partially in cash. See further discussion about the terms of the 2012-2014 LTIP awards in "Compensation Discussion and Analysis" above.
The amounts included in the Stock Awards column and in this footnote are not the same as the expense we record in our Consolidated Income Statements in accordance with FASB ASC Topic 718, where expense is generally recorded over the vesting or performance period and varies based on updated expectations of the number of shares that will ultimately be issued, our stock performance relative to our peer group, as well as the value of those shares on the reporting date. For further discussion of our accounting policies for stock-based compensation and assumptions used in calculating the grant date fair value of stock-based compensation awards, see Notes 1 and 16 to the Consolidated Financial Statements in our 2012 Annual Report.
Whether, and to what extent, the Named Executive Officers ultimately realize value from their stock awards will depend on many factors, including our actual performance, the price of our common stock, our stock performance relative to our peer group, when and if shares are actually issued and the Named Executive Officers’ continued employment. For more details on RSU and LTIP awards granted in 2012, see the 2012 Grants of Plan-Based Awards table below. Additional information regarding outstanding awards can be found in the table Outstanding Equity Awards at 2012 Fiscal Year End beginning on page 45.
If maximum performance goals were met, the value of the LTIP awards included in the table for each year above based on the grant date fair value would be:

Maximum LTIP Value at Grant Date
	2010-2012	2011-2013	2012-2014
Mr. Lonergan	*	*	*
Mr. Kocher	$ 898,584	$1,343,892	$1,249,160
Mr. Holland	754,786	1,099,560	1,022,049
Mr. Thompson	**	**	1,022,049
Mr. Maserang	**	**	817,639
Mr. Aguirre	3,953,716	***	***
Mr. Sims	***	***	***

*Mr. Lonergan was not a Named Executive Officer in 2010 and 2011; therefore no information is presented for these performance cycles. He does not currently participate in the LTIP.

** Messrs. Thompson and Maserang were not Named Executive Officers in 2010 and 2011; therefore, no information is presented for these performance cycles.
*** Not eligible for payment due to departure from the company.
Due to changes in the LTIP performance measures, the calculations of grant date fair value are not comparable for all periods.

(4)
Inducement award granted when Mr. Lonergan joined the company on October 8, 2012. Amount represents the fair market value on the date of grant of options to purchase 1,440,062 shares at $7.68 per share, which will vest as to 50% of the grant on each of October 8, 2013 and 2014. For further discussion of our accounting policies for stock-based compensation and assumptions used in calculating the grant date fair value of this option award, see Notes 1 and 16 to the Consolidated Financial Statements in our 2012 Annual Report.

(5)	The following table describes each component of the All Other Compensation column in the Summary Compensation Table:
All Other Compensation – 2012

Name	Employer Contribu-tions to Chiquita 401(k)	Employer Contribu-tions to Chiquita Deferred Compensa-tion Plans(a) ($)	Reimburse-ment of Taxes(b)	Retirement, Resignation, Termination and Severance Benefits	Other Perquisites(d)	Relocation Benefits	Total All Other Compensa-tion
	$	$	$	$	$	$	$
Edward F. Lonergan	--	--	46,714	--	--	99,121	145,835
Brian W. Kocher	22,500	15,104	36,853	--	--	148,182	222,639
Kevin R. Holland	22,500	45,054	31,746	--	1,821	150,515	251,636
James E. Thompson	22,500	--	21,897	--	274	49,376	94,047
D. Deverl Maserang II	22,500	--	114,843	--	1,900	282,292	421,535
Fernando Aguirre	22,500	42,308	84,254	5,687,654(c)	21,924	251,344	6,109,984
Michael B. Sims	10,102	9,925	1,457	--	68,039	1,550	91,073

(a)	Amounts reflect our matching contributions on salaries deferred during 2012. See "Deferred Compensation" for further information on these employer contributions.

(b)
Represents reimbursement of taxes resulting from payments by us of certain personal benefits. Includes reimbursement of taxes related to the relocation of the company's headquarters in the following amounts: Mr. Lonergan, $46,714; Mr. Kocher, $36,853; Mr. Holland, $31,464; Mr. Thompson, $21,768; Mr. Maserang, $113,947; and Mr. Aguirre, $77,937.

(c)
Represents amounts payable to Mr. Aguirre in accordance with company policies and his Transition Agreement (including benefits from his 2004 Employment Agreement) as follows: $4,738,000 cash benefit equal to two times the sum of his annual base salary and annual target bonus; $146,579 for unused vacation; $480,000 in accrued or paid consulting fees; $51,672 in welfare benefits for 36 months paid by us; the vesting of 39,371 shares of stock with a value of $271,403 on the vesting date and the additional vesting of 27,759 shares, 23,745 shares and 42,746 shares on August 3, 11 and 23, 2013, respectively. Some of the payments referenced above will be made beginning in 2013 in order to comply with the provisions of Section 409A of the Internal Revenue Code.

(d)
For Mr. Holland amount includes $1,500 in financial planning and/or tax preparation services and $321 related to spousal travel. For Mr. Thompson amount relates to spousal travel. For Mr. Maserang, amount relates to company-paid health plan expense. For Mr. Aguirre amount includes $1,984 in company-paid health plan expense, $13,180 related to spousal travel and $6,760 in financial planning and/or tax preparation services and for Mr. Sims amount includes $2,500 in company-paid health plan expense, $75 related to spousal travel and $65,464 for unused vacation following his resignation from the company. We calculate the value of personal benefits on a dollar cost basis per person.

(6)
To supplement the disclosure required by the SEC, this column reflects compensation actually realized by each NEO in 2012. It is not a substitute for the amounts reported under SEC Total. For 2012, Total Realized Compensation represents: (1) total compensation, as determined under applicable SEC rules, minus (2) the aggregate grant date fair value of equity awards (as reflected in the Stock Awards and Option Awards columns), plus (3) the value realized in 2012 from the vesting of restricted stock before payment of any applicable withholding taxes and brokerage commissions (as reflected in the 2012 Option Exercises and Stock Vested table below).

(7)	Messrs. Thompson and Maserang were not Named Executive Officers in 2010 or 2011.

(8)	Mr. Sims resigned as Senior Vice President and Chief Financial Officer on February 27, 2012. Mr. Aguirre ceased to be an executive officer on October 8, 2012, when his employment ended.

The following table provides information on each cash or equity award and award opportunity granted to the Named Executive Officers during 2012.

			2012 Grants of Plan-Based Awards
Name	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All other Option Awards: Number of Securities Underly-ing Options (#)	Exer-cise or Base price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Thres-hold ($)	Target ($)	Maximum ($)	Thres-hold (#)	Target (#)	Maxi-mum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Edward F. Lonergan		360,000	900,000	2,025,000
	10/8/2012							231,065			1,774,579
	10/8/2012								1,440,062	7.68	3,859,366
Brian W. Kocher		140,000	350,000	787,500
	2/17/2012				3,874	66,800(5)	133,600				678,267(4)
	2/17/2012					14,535(6)					150,001
	2/24/2012							41,667			430,003
Kevin R. Holland		119,600	299,000	672,750
	2/17/2012				3,170	54,655(5)	109,310				554,967(4)
	2/17/2012					14,535(6)					150,001
	2/24/2012							34,884			360,003
James E. Thompson		112,800	282,000	634,500
	2/17/2012				3,170	54,655(5)	109,310				554,967(4)
	5/11/2012					14,535(6)					150,001
	2/24/2012							30,039			310,002
D. Deverl Maserang II		95,200	238,000	535,500
	2/17/2012				2,536	43,724(5)	87,448				443,973(4)
	2/24/2012							23,256			240,002
Fernando Aguirre		535,600	1,339,000	3,012,750
	2/17/2012				16,202	279,347(5)	558,694				2,836,489(4)
	2/24/2012							159,884			1,650,003
	2/27/2012					68,360(7)					700,006
Michael B. Sims(8)		128,800	322,000	724,500

(1)
The Compensation Committee typically makes decisions on RSU and LTIP awards on a dollar basis at its regularly scheduled meetings, with the RSU grants valued and effective using the closing price of the common stock on the grant date or other future date designated by the Committee, and LTIP opportunities valued on the first business day of the first fiscal year of the performance period using the average closing price of the common stock over the last 20 trading days immediately preceding that date.

(2)
These columns reflect the MIP potential payout values for each Named Executive Officer under the following assumptions: the threshold amounts assume achievement of a 100% individual performance factor (although the actual range may be between 0% and 150%) and the minimum level of financial performance which yields a company achievement factor of 40%; the target amounts assume achievement of a 100% individual performance factor and the target level of financial performance which yields a company achievement factor of 100%; and the maximum amounts assume achievement of a 150% individual performance factor and the level of performance sufficient to yield the maximum company achievement factor of 150% resulting in a total multiplier of 225%. MIP awards are subject to negative discretion adjustments in accordance with Section 162(m) of the Internal Revenue Code. See "Compensation Discussion and Analysis – Elements of Executive Compensation – Annual Management Incentive Program Awards" for further information on this program. Based on 2012 performance, no payments were earned for this award.

(3)
This column reflects RSU awards granted in 2012. Each award vests in four annual installments beginning on the first anniversary of the grant date. Unvested RSUs do not confer dividend or voting rights.

(4)
The grant date fair values of the 2012-2014 LTIP opportunities represent the probable outcome measured at the grant date in accordance with ASC Topic 718.  The estimated award value for the EPS and free cash flow performance criteria of the LTIP is based on the expected number of shares to be earned multiplied by the $9.35 closing price of our common stock on the grant date.  The estimated award value for the RTSR market criterion of the LTIP is based on a Monte Carlo simulation (a calculation based on a probability weighting of a series of statistically possible potential outcomes), which estimated the fair value per target share to be $13.37 that considers both volatility of the expected shares to be awarded and the value of the shares to be awarded.  The 2012 grant date fair values of the RSU awards were determined by multiplying the number of shares by the $10.32 closing price of our common stock on the grant date.

(5)
Reflects the 2012-2014 LTIP opportunities approved in the first quarter of 2012. For illustration purposes, the threshold amounts shown assume achievement of the minimum level of performance under all performance goals of the LTIP which would yield a payment of 5.8% of the target shares; the target amounts shown assume achievement of the target level of performance under all performance goals of the LTIP which would yield a payment of 100% of the target shares; the maximum amounts shown assume achievement of the level of performance under all performance goals of the LTIP which would yield the maximum payment of 200% of the target shares. The awards are subject to negative discretion adjustments in accordance with Section 162(m) of the Internal Revenue Code. To the extent earned, awards would be made in early 2014. See "Compensation Discussion and Analysis – Elements of Executive Compensation – Equity-Based Compensation – LTIP Award and Methodology" for further information on this program.

(6)
Reflects special retention and stabilization stock incentive awards granted in 2012. Each award vests as to 100% on the third anniversary of the grant date if certain performance measures associated with the relocation of the company's headquarters are met.

(7)
Special performance award opportunity to Mr. Aguirre contingent upon completion of certain growth initiatives and net income targets. Award terminated with no potential payout on October 8, 2012, Mr. Aguirre's separation date.

(8)	Awards to Mr. Sims terminated with no potential payout on February 27, 2012, Mr. Sims' resignation date.
All awards are subject to the grantee being an employee of ours on the vesting date, except under certain circumstances such as a change in control, death, disability or retirement, as defined. See "Employment Agreements and Other Arrangements."

Outstanding Equity Awards at 2012 Fiscal Year-End
The following table reports, on an award-by-award basis, each outstanding equity award held by the Named Executive Officers on December 31, 2012. We generally do not permit executive officers to transfer awards prior to the vesting date, and no transfers were made during 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercis-ed Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercis-able	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)		(j)
Edward F. Lonergan	1,440,062(2)			7.68	10/8/2017
						231,065	(2)	1,906,286
Brian W. Kocher						5,598	(3)	46,184
						13,459	(4)	111,037
						33,420	(5)	275,715
						41,667	(6)	343,753
									3,626	(7)	29,915
									2,362	(8)	19,487
									3,874	(9)	31,961
Kevin R. Holland						5,428	(3)	44,781
						11,441	(4)	94,388
						27,980	(5)	230,835
						34,884	(6)	287,793
									3,045	(7)	25,121
									1,933	(8)	15,947
									3,170	(9)	26,153
James E. Thompson						4,665	(3)	38,846
						10,095	(4)	83,284
						24,094	(5)	198,776
						30,039	(6)	247,822
									2,900	(7)	23,925
									1,933	(8)	15,947
									3,170	(9)	26,153
D. Deverl Maserang II						1,866	(3)	15,395
						4,543	(4)	37,480
						13,602	(5)	112,217
						23,256	(6)	191,862
									0	(7)
									0	(8)
									2,536	(9)	20,922

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
(a)	(b)	(c )	(d)	(e)	(f)	(g)		(h)	(i)	(j)
Fernando Aguirre	325,000			23.16	1/6/2013(10)
						23,745	(11)	195,896
						27,259	(11)	229,012
						42,746	(11)	352,655
						39,971	(11)	329,761
Michael B. Sims (12)

(1)	Represents RSU awards; market value is based on the $8.25 per share closing price of our common stock on December 31, 2012. Future vesting is generally conditioned upon employment on the vesting date.

(2)	Award vests in two equal installments on October 8, 2013 and 2014.

(3)	Award vests in one remaining installment on August 11, 2013.

(4)	Award vests in two remaining equal installments on August 3, 2013 and 2014.

(5)	Award vests in three remaining equal installments on August 23, 2013, 2014 and 2015.

(6)	Award vests in four equal installments on February 24, 2013, 2014, 2015 and 2016.

(7)
Threshold (minimum) 2010-2012 LTIP award opportunity. See "Compensation Discussion and Analysis – Elements of Executive Compensation – LTIP Awards and Methodology" for a description of the LTIP payout for this period.

(8)	Threshold (minimum) 2011-2013 LTIP award opportunity.

(9)
Threshold (minimum) 2012-2014 LTIP award opportunity. See "Compensation Discussion and Analysis – Elements of Executive Compensation – Equity-Based Compensation – LTIP Awards and Methodology" for a description of LTIP terms and 2012 Grants of Plan-Based Awards Table for threshold, target and maximum award opportunities.

(10)	Mr. Aguirre's stock option terminated on 1/6/2013 following his Transition Date, in accordance with the terms of the Aguirre Individual Stock Option Plan.

(11)
Following Mr. Aguirre's separation from the company and in accordance with the terms of his Transition Agreement, outstanding restricted stock unit awards will continue to vest in accordance with their existing vesting schedules (39,971 shares vest on 2/24/2013; 27,759 shares vest on 8/3/2013; 23,745 shares vest on 8/11/2013; and 42,746 shares vest on 8/23/2013). All other unvested or unexercised equity or unvested equity-based awards were forfeited on October 8, 2012, his separation date.

(12)	All of Mr. Sims awards terminated on February 27, 2012, his resignation date.

2012 Option Exercises and Stock Vested
The following table sets forth certain information regarding options exercised and restricted stock units that vested during 2012 for the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting(1) ($)
(a)	(b)	(c)	(d)		(e)
Edward F. Lonergan (2)	--	--	--		--
Brian W. Kocher	--	--	4,775 5,597 6,730 11,140	(3) (4) (5) (6)	24,209 32,127 34,121 66,283
Kevin R. Holland	--	--	4,615 5,427 5,720 9,326	(3) (4) (5) (6)	23,398 31,151 29,000 55,490
James E. Thompson	--	--	4,058 4,664 5,047 8,031	(3) (4) (5) (6)	20,574 26,771 25,588 47,784
D. Deverl Maserang II	--	--	1,671 1,866 2,271 4,533	(3) (4) (5) (6)	8,472 10,711 11,514 26,971
Fernando Aguirre	--	--	20,370 23,745 27,759 42,746	(3) (4) (5) (6)	103,276 136,296 140,738 254,339
Michael B. Sims(7)	--	--	--		--

(1)	Based upon the closing price of our common stock on the respective date of vesting.

(2)	Mr. Lonergan joined the company in October 2012. The vesting of the first of two tranches of a two-year RSU granted in 2012 will occur in 2013.

(3)	Vesting of the fourth of four tranches of a four-year RSU award granted in 2008.

(4)	Vesting of the third of four tranches of a four-year RSU award granted in 2009.

(5)	Vesting of the second of four tranches of a four-year RSU award granted in 2010.

(6)	Vesting of the first of four tranches of a four-year RSU granted in 2011.

(7)	Mr. Sims resigned from the company on February 27, 2012. All awards that would have vested in 2012 were forfeited.

Deferred Compensation
2012 Nonqualified Deferred Compensation
The following table provides information on deferred compensation under the CAP.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)
(a)	(b)	(c)	(d)	(e)	(f)
Edward F. Lonergan	—	—	—	—	—
Brian W. Kocher	39,846	15,104	32,551	(88,484)	236,202
Kevin R. Holland	50,000	45,054	91,127	—	783,770
James E. Thompson	—	—	13,112	—	102,499
D. Deverl Maserang II	—	—	—	—	—
Fernando Aguirre	42,308	42,308	334	(58,926)	879,244
Michael B. Sims	21,000	9,925	57,218	(897,538)	108,123

(1)	These amounts are included in column (c) of the Summary Compensation Table.

(2)
These amounts are included in footnote (a) of the All Other Compensation Table. Company contributions to current NEOs' accounts for 2012 reflected in this column were made in March 2013. See narrative below for further description of the terms of the CAP.

(3)	Represents overall returns from deemed investment funds selected by the participant.

(4)	Includes company contributions for 2012 made in March 2013.
The following amounts were reported previously as compensation to the Named Executive Officer on the Summary Compensation Table(s) in the year(s) noted. Amounts deferred prior to becoming a Named Executive Officer or in those years when the executive was not named as a Named Executive Officer are not included.

Name	Deferrals	Company Match	Total
Mr. Kocher (2010-2011)	$ 35,007	$ 25,207	$ 60,214
Mr. Holland (2007-2011)	346,731	160,876	507,607
Mr. Thompson (2008)	50,000	25,651	75,651
Mr. Aguirre (2004-2011)	450,000	400,000	850,000
Mr. Sims (2009-2011)	140,000	103,351	243,351
The CAP is a voluntary, nonqualified deferred compensation plan that provides retirement, disability, death and employment termination benefits for employees who are "highly compensated employees" as defined in section 414(q) of the Internal Revenue Code and are designated as executive officers by the Board or designated by the Administrative Committee as eligible to participate; this generally includes any employee earning an annualized base salary of at least $140,000. We historically have matched contributions from deferrals of salary and annual incentives and amounts earned in excess of 401(k) limits dollar-for-dollar based on the employee’s age and compensation.

Participants may elect to defer up to 80% of salary and up to 80% of annual MIP payments, as long as the deferrals do not reduce compensation below the amount necessary to satisfy employment or withholding tax obligations. We match contributions based on the participant’s contribution percentage and age. Based on their ages during 2012, Mr. Kocher was eligible to receive an 1% match on contributions; Mr. Holland 8%; Mr. Aguirre 12% and Mr. Sims, 11%. We make an additional match on 4% of the participant’s compensation over the IRS limit for 401(k)

plans ($245,000 for 2012). The maximum annual match by us for any participant is $50,000. The match vests at 20% per each year of completed service unless the Compensation Committee authorizes a participant to be credited with prior years of service with another employer. Each participant’s account balance is credited or debited, as applicable, with earnings or losses attributable to the various deemed investment funds among which the participant may allocate contributions. The deemed investment funds include mutual funds in each of the major asset classes (cash equivalent, fixed income and equity) covering a broad range of the risk-return spectrum. A participant may change investment allocations daily.
Each year, CAP participants may elect to receive that year’s account balance either in a future year while still employed (beginning no earlier than two years after the current plan year ends) or upon termination of employment or retirement, and may elect to have payment made either in a lump sum or over a period of up to 10 years. Unscheduled withdrawals are not permitted, except for hardship.
The CAP account amounts are unfunded and unsecured obligations and are subject to the same treatment and risks as other general obligations of ours.
Employment Agreements and Other Arrangements
Employment Agreement with Mr. Lonergan.

In October 2012, we entered into an employment agreement with Mr. Lonergan (Employment Agreement). The independent directors constituting the search committee (which included some directors from the Compensation Committee) consulted with Towers Watson in the design of Mr. Lonergan's compensation plan using the revised Peer Group as noted in "Compensation Discussion & Analysis."

The Employment Agreement provides for an initial two year term, which will automatically be renewed for an additional year unless either party delivers a notice of non-renewal at least 90 days prior to the expiration of the initial two year term. The Board believed a two-year term was appropriate to focus Mr. Lonergan on turnaround goals while providing flexibility to alter the arrangement based on results.

Under the Employment Agreement, Mr. Lonergan will receive an annual base salary of $900,000 and will have a target annual bonus of 100% of his annual base salary.  He was entitled to a pro-rata guaranteed bonus at target for 2012 in lieu of a sign-on bonus and will be eligible for pro-rata bonus for the final year of the employment term, based on actual company performance for that year.  Mr. Lonergan received an RSU grant with respect to 231,065 shares, which will vest as to 50% of the grant on each of October 8, 2013 and 2014.  Mr. Lonergan also received an option grant with respect to 1,440,062 shares with an exercise price of $7.68. The options vest as to 50% of the grant on each of October 8, 2013 and 2014 and have a maximum term of five years.  The options reflect the Board's expectation that Mr. Lonergan will not receive any value from the grant unless our shareholders also benefit from an increase in stock price. He is not currently a participant in the LTIP program. The Compensation Committee and Board will consider an additional equity grant upon the automatic renewal of the term.  Mr. Lonergan has generally agreed to retain company shares acquired under these equity awards until October 8, 2014.

The company will pay for or reimburse Mr. Lonergan for expenses incurred in his relocation to the Charlotte area up to $290,000 and Mr. Lonergan is entitled to participate in the company's retirement, welfare and perquisite plans, including a fully vested $50,000 annual contribution to the company's Capital Accumulation Plan and, as is the case with all executive officers, a $10,000 annual financial planning allowance.  The company will also pay Mr. Lonergan's legal fees incurred in the negotiation of the Employment Agreement, up to a maximum of $50,000.

The Employment Agreement provides that upon a termination of Mr. Lonergan's employment by the company without Cause or by Mr. Lonergan for Good Reason (as defined in below), Mr. Lonergan will be entitled to payment of his base salary and target bonus for the remainder of the agreement's term and full vesting of all of his equity awards, with a one year period following the termination to exercise options, except that if such termination is after a change in control of the company (as defined below), he will have the full remaining term of the options in which to exercise. This structure results in a decreasing cash severance payment as the initial term progresses. Mr. Lonergan will not be entitled to any gross-up with respect to golden parachute excise taxes that may be incurred in connection with payments under the agreement.

The Employment Agreement also contains customary confidentiality and non-competition provisions. For purposes of the Employment Agreement, "Good Reason" is defined as the occurrence (without the Executive's express written consent) of any one of the following acts by the company or failures by the company to act, unless cured within 30 days of written notice to the company: (A) a material diminution of his title, duties or responsibilities (including reporting responsibilities); (B) failure to be the chief executive officer of a publicly traded surviving or resulting corporation (or any parent thereof) following a Change in Control (as defined in the Stock Incentive Plan); (C) a material reduction by the company of his annual base salary or target annual bonus; or (D) the relocation of his principal place of employment to a location more than thirty five (35) miles from the company's headquarters in Charlotte, North Carolina. "Cause" for termination by the company of Mr. Lonergan's employment shall mean: (A) the willful and continued failure by the Executive to substantially perform his duties with the company (other than such failure resulting from his incapacity due to physical or mental illness or injury or any such actual or anticipated failure after the issuance of a notice of termination for Good Reason) that has not been cured within 30 days after a written demand for substantial performance is delivered to him, (B) the willful engaging by Mr. Lonergan in conduct which is demonstrably and materially injurious to the company, monetarily or otherwise, or (C) conviction of or plea of guilty or nolo contendere to any felony. A Change in Control occurs when: (1) a person or group (other than us, or an underwriter temporarily holding securities) acquires beneficial ownership of 30% or more of the voting power of our voting securities; (2) during any two-year period, the members of our Board of Directors at the beginning of the period (together with those directors elected to the Board with the approval of at least two-thirds of the initial or similarly elected directors) no longer constitute a majority of the Board; or (3) immediately after any merger or consolidation of us, or sale of all or substantially all of our assets, in which outstanding awards are assumed by the surviving or acquiring entity, the voting securities of ours that were outstanding immediately before the transaction represent less than 50% of the voting power of the surviving or acquiring entity.

The table on the following page shows the amount of potential payments to Mr. Lonergan under various termination scenarios, based on the assumptions that all eligibility requirements were met and the triggering event took place on December 31, 2012, and using the $8.25 per share closing price for the common stock on December 31, 2012.
The total payments for each termination scenario are in bold with the details making up such total shown below each total.

Mr. Lonergan
Retirement	$0
Involuntary Not for Cause Termination or For Good Reason Termination	$4,596,784
Cash severance (base salary plus prorated target bonus)	1,859,589
Acceleration of unvested RSUs	1,906,286
Acceleration of unvested stock options(1)	820,835(2)
Health and welfare benefits	10,074
Change in Control(3)	$4,596,784
Cash severance (base salary plus prorated target bonus)	1,859,589
Acceleration of unvested RSUs	1,906,286
Acceleration of unvested stock options(4)	820,835(2)
Health and welfare benefits	10,074
Death	$3,627,121
Acceleration of unvested RSUs	1,906,286
Acceleration of unvested stock options(4)	820,835(2)
Insurance proceeds	900,000
Disability	$2,727,121
Acceleration of unvested RSUs	1,906,286
Acceleration of unvested stock options(4)	820,835(2)
(1) Under the terms of his employment agreement, the options would remain exercisable for 12 months after termination.
(2) Calculated as the net value of the shares underlying the options granted using the closing price on December 31, 2012 ($8.25) minus the exercise price on the date of grant ($7.68).
(3) The cash severance payments decrease as the initial two-year employment term progresses.
(4) Under the terms of his employment agreement, the options would remain exercisable until October 8, 2017.
If Mr. Lonergan's employment was terminated for cause or if he voluntarily terminates his employment other than for Good Reason, he would not be entitled to any special payments.
Arrangements with Named Executive Officers Other than Mr. Lonergan. We have compensation arrangements described below with our executive officers including our Named Executive Officers. We believe that the terms of these arrangements are competitive with those offered by companies in our Peer Group and, therefore, appropriate in order for us to attract and retain qualified employees. The Committee established these arrangements to provide for an orderly succession and stability in the executive ranks during time of potential uncertainty, as well as to help secure covenants for non-competition.
We have an Executive Officer Severance Pay Plan that applies to executive officers. Under this plan, any executive officer (i) who did not receive or accept an offer of transfer upon our headquarters relocation and remains employed by the company until his employment is terminated by the company, whose employment is terminated involuntarily for reasons other than Cause (as defined below), or who terminates his or her employment for Good Reason (as defined below), after the first anniversary of the executive officer’s hire date will be eligible to receive: a severance payment equal to the sum of the executive officer’s then-current annual base salary and target annual incentive payable in equal bi-weekly installments unless Section 409A of the Internal Revenue Code requires the first six months’ payments to be made in a lump sum; a pro rata annual incentive based on the target incentive opportunity, payable when annual incentives are normally paid or the first business day after the six month anniversary of separation if subject to Section 409A; twelve months of continuation of health care benefits; and outplacement services in accordance with our policy. In addition, the executive will be given one additional year of vesting of stock options and non-LTIP RSUs; and, if not penalized under the Internal Revenue Code, vested stock options will remain exercisable for one additional year following termination (but no later than the options’ expiration dates). As a condition of receiving the benefits, the affected executive must agree to release us with respect to certain statutory rights and sign a separation agreement containing requirements for confidentiality and one-year non-solicitation and non-competition obligations. If the separated executive receives an offer of Substantially Equivalent Substitute Employment (as defined) in a similar capacity while benefits are still payable, all benefits under the Executive Officer Severance Pay Plan cease unless otherwise specified by our benefits committee. In addition, an executive officer will not be eligible for benefits under the plan if (a) he commits to transfer to Charlotte and then fails to do so or (b) he transfers to Charlotte and within 12 months of the first day of assignment in Charlotte, the executive officer voluntarily terminates his employment or is terminated by us for violation of our Code of Conduct.
In 2011, we renewed Change in Control Severance Agreements (the CIC Agreements) with each of our executive officers including our Named Executive Officers other than the CEO, entitling them to certain benefits in the event that they are involuntarily terminated without Cause or resign for Good Reason within two years after a Change in Control that occurs prior to the third anniversary of the date of each Agreement. In these Agreements, Change in Control is defined the same as in our Stock Plan; the definition is set forth above on page 50. The CIC Agreements replaced similar agreements that expired in August 2011. We have utilized comparable severance agreements since 2001. In November 2009, the Compensation Committee approved management’s recommendation to eliminate the excise tax gross-up provision for any new change in control agreements entered into, including renewals of existing agreements. As such, the 2011 CIC Agreements do not provide for payment of excise tax gross-ups.
Payments under the CIC Agreements are in lieu of the Executive Officer Severance Pay Plan payments in the event of a change in control. Under each CIC Agreement, the executive officer will be entitled to: a lump sum severance payment equal to two times the sum of the executive officer’s annual salary and target annual incentive; a pro rata annual incentive equal to the greater of the target annual incentive for the year of termination and the target incentive in effect during the year in which the change in control occurs; a pro rata long-term incentive equal to the target level for each outstanding award; two years’ continuation of medical and other health and welfare benefits, subject to forfeiture if the executive’s subsequent employer offers such benefits; vesting of all unvested stock options and RSUs; an extension of the exercise period for exercise of vested employee stock options until the first anniversary of termination (if not penalized under the Internal Revenue Code); vesting of all 401(k) Plan employer contributions and all accrued basic and incremental matching employer contributions under the CAP; outplacement services in accordance with our policy; payment of reasonable legal fees incurred in connection with enforcement of the Agreement or any tax or audit proceeding relating to any "golden parachute" tax; and reimbursement for relocation expenses in accordance with our policy for any executive on temporary assignment abroad. Cash severance amount will be reduced to the extent necessary not to subject the total severance compensation to the excise tax if the total is slightly more than the minimum amount triggering the excise tax. Receipt of payments and benefits under the CIC Agreements is subject to execution by the affected executive of a customary release and an agreement containing confidentiality, non-solicitation and non-competition obligations.
For purposes of the Executive Officer Severance Pay Plan and the CIC Agreements, termination for Cause is termination for willful and continued failure of the executive to perform his/her duties, willful engaging in conduct which is demonstrably and materially injurious to us, or refusal to cooperate with any legal proceeding or investigation if requested to do so by us.
For purposes of the Executive Officer Severance Pay Plan, Good Reason is a substantial adverse alteration in the nature or status of an executive’s responsibilities, a reduction in his/her annual salary or target annual incentive opportunity, or a failure to provide him/her with participation in any stock option or other equity-based compensation plan in which other employees of ours (and any parent, surviving or acquiring company) participate, unless such reduction or failure does not unreasonably discriminate against him/her as compared to such other employees who have similar levels of responsibility and compensation.
For purposes of the CIC Agreements, Good Reason includes the reasons in the paragraph above plus the relocation of the executive’s principal place of employment more than 50 miles from his/her current principal place of employment or any material breach by us of our obligations under the respective CIC Agreement.

The table below shows the amount of potential payments to Messrs. Kocher, Holland, Thompson and Maserang under various termination scenarios, based on the assumptions that all eligibility requirements were met and the triggering event took place on December 31, 2012, and using the $8.25 per share closing price for the common stock on that date. The total payments for each termination scenario are in bold with the details making up such total shown below each total.

	Mr. Kocher	Mr. Holland	Mr. Thompson	Mr. Maserang
Retirement	$776,688	$657,797	$568,367	$356,953
Acceleration of unvested RSUs (1)	776,688	657,797	568,367	356,953
Involuntary Not for Cause or For Good Reason Termination	$1,165,259	$1,035,323	$996,053	$733,225
Cash severance	850,000	759,000	752,000	578,000
Non-equity incentive award (MIP)	0	0	0	0
Acceleration of unvested RSUs (1)	279,535	240,867	208,329	119,501
Health and welfare benefits	17,224	16,956	17,224	17,224
Outplacement service	18,500	18,500	18,500	18,500
Change in Control	$3,520,849	$3,059,345	$2,930,329	$1,926,815
Cash severance	1,700,000	1,518,000	1,504,000	1,156,000
Non-equity incentive award (MIP)	350,000	299,000	282,000	238,000
Acceleration of unvested RSUs (1)	776,688	657,797	568,367	356,953
Acceleration of unvested LTIP awards	637,049	526,239	517,040	119,039
Health and welfare benefits	38,612	39,809	40,422	38,324
Outplacement service	18,500	18,500	18,500	18,500
Death	$1,276,688	$1,117,797	$1,038,367	$696,953
Acceleration of unvested RSUs (1)	776,688	657,797	568,367	356,953
Non-equity incentive award (MIP)	0	0	0	0
Insurance proceeds	500,000	460,000	470,000	340,000
Disability	$776,688	$657,797	$568,367	$356,953
Acceleration of unvested RSUs (1)	776,688	657,797	568,367	356,953
Non-equity incentive award (MIP)	0	0	0	0

(1)	Does not include unvested LTIP award opportunities that may be awarded at the Compensation Committee’s discretion upon the occurrence of these events.
If Messrs. Kocher, Holland, Thompson or Maserang were terminated for Cause, the company match portion of his respective CAP account and related earnings ($54,453 for Mr. Kocher, $214,719 for Mr. Holland, $35,810 for Mr. Thompson and $0 for Mr. Maserang at December 31, 2012) would be forfeited and he would not be entitled to any other special payment. No special payments are triggered in the event that any of Messrs. Kocher, Holland, Thompson or Maserang voluntarily terminates his employment other than for Good Reason.

Transition Agreement with Mr. Aguirre

In October 2012, the company entered into a transition agreement (Transition Agreement) with Mr. Aguirre. Consistent with the terms of his January 2004 employment agreement, Mr. Aguirre will receive severance payments of $4,738,000, generally payable in equal monthly installments over the 24 month period following his termination of employment; and continued medical coverage for three years after termination. He was eligible for a pro-rata bonus in respect of 2012, but because performance goals were not met, no bonus was paid.  The company also will pay Mr. Aguirre's legal fees incurred in the negotiation of the Transition Agreement, up to a maximum of $50,000. Mr. Aguirre signed a general release of claims against the company and is subject to a two year non-compete and non-solicitation restriction.

The Transition Agreement also provides that Mr. Aguirre will serve as a special advisor through October 8, 2013, providing support on litigation and strategic matters and will receive a monthly consulting fee during such period of $40,000 and will remain eligible to continue to vest in previously granted restricted stock unit awards with respect to 134,221 shares. The Board believed it was important to have Mr. Aguirre available for active participation in ongoing discussions regarding ongoing legal claims given his significant involvement during his tenure. After this period, no further consulting fee will be paid although Mr. Aguirre is required to continue participation in discussions on these matters.
EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2012 regarding the number of shares of common stock that may be issued under our equity compensation plans.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options and rights	Weighted-average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,182,791	$15.05(1)	2,605,776(2)
Equity compensation plans not approved by security holders(3)	1,996,127	$10.53	—
Total	3,178,918	$10.68	2,605,776

(1)	Reflects the weighted average of 62,500 options.

(2)
Includes 1,605,776 shares available for future issuance under the Stock Plan at December 31, 2012, with a sublimit of 342,500 shares available for future grants of stock appreciation rights. Also includes 1,000,000 shares issuable under the Employee Stock Purchase Plan; although we are authorized to issue new shares under this plan, we expect generally to make open market purchases.

(3)	These options were granted pursuant to Mr. Aguirre’s and Mr. Lonergan's employment agreements as inducement grants in accordance with NYSE rules.

OTHER INFORMATION
Chiquita’s Independent Registered Public Accounting Firm
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee reviews and pre-approves all audit and permissible non-audit services to be provided by our independent registered public accounting firm. Non-audit services may include audit-related services, tax services and other services not prohibited by SEC rules on auditor independence. Pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget and time period. The independent registered public accounting firm reports periodically to the Audit Committee regarding the extent of services provided in accordance with the Audit Committee’s pre-approvals and the fees for services performed to date. In 2012, the Audit Committee pre-approved all fees for PWC’s services. The Audit Committee also determined that the non-audit services provided to us by PWC in 2012 were compatible with maintaining its independence.
The Audit Committee guidelines allow the Chairman of the Committee to approve any individual PWC non-audit service engagement with fees estimated to be less than $200,000, with a summary of these services to be provided to the other members of the Audit Committee at its next regularly scheduled meeting. To the extent that services requested by us differ in nature and scope from the pre-approved items, separate Audit Committee pre-approval is required prior to commencement of those services.
Audit Fees
The aggregate fees billed by PWC for professional services rendered for the audit of our 2012 and 2011 annual financial statements were $4,250,275 and $3,576,270, respectively. These fees also covered the audit of the effectiveness of our internal control over financial reporting at December 31 of each year, the services for the related reviews of consolidated financial statements included in our Forms 10-Q and the services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements (including for our subsidiaries) related to periods in 2012 and 2011.
Audit-Related Fees
The aggregate fees billed by PWC for assurance and related services that were reasonably related to the performance of the audit or review of our consolidated financial statements not reported under "Audit Fees" above were $96,861 in 2012 and $191,172 in 2011, respectively. These charges represent services primarily pertaining to accounting consultation and benefit plan audits.
Tax Fees
The aggregate fees billed by PWC for professional services rendered for tax compliance, tax advice and tax planning were $510,025 in 2012 and $327,216 in 2011, respectively. These amounts represent consultation on acquisitions and divestitures, customs and tax compliance services and other miscellaneous tax advice.
All Other Fees
The aggregate fees billed for all other services rendered by PWC were $1,800 in 2012 and $1,500 in 2011 for accounting research software.

Related Person Transactions
In 2007, the Board of Directors adopted a written policy with respect to transactions in which we participate and related persons have a material interest. Related persons include our executive officers, directors, director nominees, 5% or more beneficial owners of our common stock and immediate family members of these persons. Under the policy, the Audit Committee is responsible for reviewing and approving or ratifying related person transactions that exceed $100,000 per year. Certain related person transactions have been deemed pre-approved by the Audit Committee and do not require any other approval under the policy. If an Audit Committee member or his or her family member is involved in a related person transaction, the member will not participate in the approval or ratification of the transaction. In instances where it is not practicable or desirable to wait until the next meeting of the Audit Committee for review of a related person transaction, the policy grants to the Chair of the Audit Committee (or, if the Chair or his or her family member is involved in the related person transaction, any other member of the Audit Committee) delegated authority to act between Audit Committee meetings for these purposes. A report of any action taken pursuant to delegated authority must be made at the next Audit Committee meeting.

For the Audit Committee to approve a related person transaction, it must be satisfied that it has been fully informed of the interests, relationships and actual or potential conflicts present in the transaction and must believe that the transaction is fair to us. The Audit Committee also must believe, if necessary, that we have developed a plan to manage any actual or potential conflicts of interest. The Audit Committee may ratify a related person transaction that did not receive pre-approval if it determines that there is a compelling business or legal reason for us to continue with the transaction, the transaction is fair to us and the failure to comply with the policy’s pre-approval requirements was not due to fraud or deceit.
There were no reportable related person transactions in 2012.

Shareholder Nominations and Proposals at the 2014 Annual Meeting
Advance Notice Requirement for Nominations and Proposals. Under our Certificate of Incorporation, a shareholder will be entitled to nominate directors or submit proposals at the 2014 Annual Meeting only if we have received proper advance notice of the nomination or proposal prior to the close of business on March 24, 2014. Nominations and submissions after this date will be considered untimely. Information as to how to comply with this advance notice requirement is contained in the Certificate of Incorporation, which is attached as Exhibit 1 to our Form 8-A filed on March 12, 2002, and can be accessed at www.sec.gov or at www.chiquitabrands.com/InvestorRelations/SECFilings.aspx. A copy of the Certificate of Incorporation also may be obtained by calling us at (980) 636-5637. Shareholders may also make recommendations for director nominations to the Nominating & Governance Committee of the Board before December 31, 2013, as described above under "Nominating & Governance Committee."
Inclusion of Proposals in Proxy Statement. For shareholder proposals to be eligible for inclusion in our Proxy Statement and proxy card for the 2014 Annual Meeting of Shareholders, they must be received by us by December 13, 2013.
Notices of nominations and proposals should be delivered or mailed to the attention of the Corporate Secretary at our executive offices in Charlotte, North Carolina, at:
Chiquita Brands International, Inc.
NASCAR Plaza
550 South Caldwell Street
Charlotte, North Carolina 28202

Requests for Certain Documents
Our 2012 Annual Report to Shareholders is being made available with this Proxy Statement. If you would like to receive a copy of the 2012 Annual Report on Form 10-K or exhibits to the Form 10-K that were filed with the Securities and Exchange Commission, or any of the other documents referred to in this proxy statement, such as our Code of Conduct, Board governance policies and charters of the committees of the Board, we will send them to you if you call (980) 636-5637 or write to us at Chiquita Brands International, Inc., 550 South Caldwell Street, Charlotte, North Carolina 28202, Attn: Corporate Secretary. All of our reports filed with the Securities and Exchange Commission are available at www.sec.gov. You may also access these documents at www.chiquita.com. Our Code of Conduct, Board Governance Standards and Policies and committee charters are available at www.chiquita.com. The documents available on our website are not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings we make with the Securities and Exchange Commission.

By order of the Board of Directors,

/s/ James E. Thompson
James E. Thompson
Senior Vice President, General Counsel and Secretary
Charlotte, North Carolina
April 12, 2013

CHIQUITA BRANDS INTERNATIONAL, INC. 550 South Caldwell Street Charlotte, NC 28202
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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

	CONTROL # g	—
NAME
THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPANY NAME INC. - 401 K	SHARES	123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS ☒	PAGE 1 OF 2

KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mare "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees
01 Kerrii B. Anderson 02 Howard W. Barker, Jr. 03 Clare M. Hasler-Lewis 04 Edward F. Lonergan
05 Jeffrey N. Simmons 06 Steven P. Stanbrook 07 Ronald V. Waters III
The Board of Directors recommends you vote FOR proposal 2. and 3.						For	Against	Abstain
2.	Advisory vote to approve named executive officer compensation.					☐	☐	☐
3.	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.					☐	☐	☐
The Board of Directors recommends you vote AGAINST proposal 4.
4.	To consider a shareholder proposal regarding simple majority vote, if properly presented at the meeting.					☐	☐	☐
NOTE: The proxies are further authorized in their discretion to vote upon such other business as may properly come before the meeting or any adjournment or adjournments thereof.
		Yes	No		Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]		Date	JOB #	Signature (Joint Owners)		Date

Chiquita Brands International, Inc. 550 South Caldwell Street Charlotte, NC 28202

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

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CHIQUITA BRANDS INTERNATIONAL, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Edward F. Lonergan and James E. Thompson, or either of them, as proxies of the undersigned, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated below, all shares of Common Stock, par value $ .01 per share, which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Chiquita Brands International, Inc. to be held May 23, 2013 at 10:00 a.m. EDT, or any adjournment of such meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO SUCH DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSAL 4.

Continued and to be signed on reverse side